Exhibit 2.1

ASSET PURCHASE AGREEMENT

BYRV, INC.

BYRV WASHINGTON, INC.

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 3rd day of August, 2021, by and among BYRV, INC., a Montana corporation (“BYRV”), BYRV WASHINGTON, INC., a Washington corporation (“BYRV Washington”) (each of BYRV, and BYRV Washington are a “Seller” and together the “Sellers”), Bruce Young (“Young”), Mark Bretz (“Bretz”), Young as the Trustee of the XXXX Revocable Trust (the “Revocable Trust”) and Young as the Trustee of the XXXX Gift Trust (the “Gift Trust” and together with the Revocable Trust, the “Trusts”) (each of Young, Bretz, the Revocable Trust and the Gift Trust are a “Principal” and together the “Principals”), and Lazydays RV of Oregon, LLC, a Delaware limited liability company (“Purchaser”).

Background of Agreement

Sellers are each a party to one or more manufacturer agreements with Sylvan, Jayco, Grand Design, Thor Motor Coach, Dutchmen, Dynamax, Tiffin Motorhomes, Vanleigh RV, and Coachman (collectively, the “Manufacturers” and each a “Manufacturer”) for the sale, lease, rental and/or service of new and used recreational vehicles.

Sellers own certain assets which they desire to sell and which, subject to the terms and conditions of this Agreement, Purchaser desires to purchase, which assets are related to and/or used in the operation of each Sellers’ new and used recreational vehicle dealership sales and ancillary business operations, including repair services, restoration and body shop services at the Dealership Properties (collectively, the “Business”).

BYRV conducts the operation of the new and used recreational vehicle dealership, sales, and related business operations at 16803 SE McLoughlin Boulevard, Portland, Oregon 97267 (the “Milwaukie Property”). BYRV Washington conducts the operation of the new and used recreational vehicle dealership, sales, and related business operations at 1986 Atlantic Avenue, Woodland, Washington 98674 (the “Woodland Property” and together with the Milwaukie Property, the “Dealership Properties”). The Dealership Properties (which are more fully described on Exhibit “A” attached hereto and made a part hereof), together with all appurtenant easements, rights of way, and all improvements, buildings and structures constructed thereon and all fixtures located therein, are owned by affiliates of Sellers.

As used in this Agreement, the term “recreational vehicles” shall be deemed to refer to Class A, Class B and Class C motorhomes, travel trailers, fifth wheels, tent campers/pop up campers and toy haulers.

Principals collectively own all of the capital stock and any other equity interests of Sellers (with Young holding capital stock as the trustee of the Revocable Trust and the Gift Trust), and, as a condition to Purchaser entering into this Agreement, Principals have agreed to enter into and be bound by this Agreement as provided below.

The parties are entering into this Agreement to set forth their understanding with respect to the transactions described herein.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained and intending to be legally bound, the parties hereto agree as follows:

1. SALE AND PURCHASE OF ASSETS.

1.1 Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Sellers shall sell, assign, transfer and convey to Purchaser the Acquired Assets (as hereinafter defined) and Purchaser shall purchase and acquire the Acquired Assets on the Closing Date, free and clear of all Liens and Encumbrances (as hereinafter defined). The “Acquired Assets” shall mean any and all assets, whether tangible or intangible, used in the operation of the Business (excluding the Excluded Assets), including, but not limited to, the following assets of Sellers located at the Dealership Properties on the Closing Date:

1.1.1 All 2021 and newer model year Manufacturer recreational vehicles located at the Dealership Property on the Closing Date and all recreational vehicles that have been ordered by Sellers from the Manufacturers in their normal course of business prior to the Closing Date, but which have not been delivered to the applicable Dealership Properties as of the Closing Date (the “In-transits”): (i) which have never been reported as or titled or registered in connection with a sale at retail; (ii) for which there is an unreported retail delivery card or the equivalent thereof; (iii) which have never been materially damaged; provided that, irrespective of such damage, such vehicle may still be titled as a new vehicle under applicable Laws and such damage (even if previously repaired) will not trigger a requirement under applicable Law to disclose such damage to a consumer; (iv) which are in complete working order on the Closing Date; and (v) which have less than 5,000 miles on the odometer on the Closing Date (the “New Recreational Vehicle Inventory”). A list of the New Recreational Vehicle Inventory as of the Closing Date is attached hereto as Schedule 1.1.1 and made a part hereof.

1.1.2 All recreational vehicles other than the New Recreational Vehicle Inventory (the “Used Recreational Vehicle Inventory”). A list of the Used Recreational Vehicle Inventory as of the Closing Date is attached hereto as Schedule 1.1.2 and made a part hereof. The New Recreational Vehicle Inventory and the Used Recreational Vehicle Inventory are hereinafter collectively referred to as the “Purchased Recreational Vehicle Inventory.”

1.1.3 All parts and accessories whatsoever (including parts and accessories purchased from a Manufacturer, jobber or other third party, tires, batteries, other items held for sale to customers) (collectively, the “Parts and Accessories”).

1.1.4 All gas, fuel oil, motor oil and grease, vehicle reconditioning and repair supplies and other shop supplies and materials, freon, connectors, nuts, bolts and fasteners, fuses (but excluding damaged, unusable and/or leaking cans and drums of paint, solvents and other supplies or materials), and all other similar expendable shop supplies and inventories which are useable or saleable in the ordinary course of the Business (the “Miscellaneous Supplies”).

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1.1.5 All non-inventory items of tangible property that are used in the Business, including but not limited to: all tools and diagnostic equipment owned by Sellers, all other machinery and shop equipment, lifts, all signs (of any size or nature), including those that bear the name or logo of a Manufacturer, mobile service trucks, all furniture, all office equipment and supplies (which will be maintained at minimum levels consistent with continued business operations of Sellers), all leasehold improvements, all computer hardware and licensed software that Sellers have the right to transfer or assign, all telephones and the telephone systems, all manufacturer communication systems and equipment, all training and service books and manuals, all showroom display items, all marketing materials, and brochures and/or literature, and all company-owned vehicles (collectively, the “Tangible Assets”). Attached hereto as Schedule 1.1.5 and thereby made a part hereof is a list of the Tangible Assets. All tangible assets used in the Business (other than the Excluded Assets) shall be considered Tangible Assets regardless of their inclusion on Schedule 1.1.5.

1.1.6 All partially completed service and body shop repair work that are in process on the Closing Date, that originated less than ninety (90) days prior to the Closing Date, that are on customary terms and conditions, and that are consistent with industry and historical practices of Sellers (“Work-In-Process”). Attached hereto as Schedule 1.1.6 shall be a list of all Work-In-Process as of the Closing Date, indicating the date of origin of each.

1.1.7 All certificates, permits, approvals and licenses pertaining to the Dealership Properties or any of the Acquired Assets; any occupancy permits required by any state and/or local political subdivision pertaining to the Dealership Properties and the improvements located thereon; the telephone and facsimile numbers of Sellers (the “Telephone and Facsimile Numbers”); exclusive rights in perpetuity to the customer sales (new and used), service, repair, and restoration records of Sellers (all in electronic format usable by Purchaser); all CDK, Reynolds and Reynolds, Motility and/or DealerTrack (and/or such other operating system utilized by Sellers) information and computer files including F&I files and records; all service or body repair orders; all customer leads and/or prospects; all deal jackets and all other records of Sellers which may be helpful to Purchaser in the operation of the Business, including exclusive rights in and to all other records of Sellers related to the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, and internal financial statements; all web sites, domain names, URLs, Facebook and other social media pages, and email addresses of Sellers (the “Internet Assets”); the fictitious name “B. Young RV” and any acronyms, national extensions, or names derived from or bearing a resemblance thereto (collectively, the “Names”) and the B. Young RV logo; the goodwill and going-concern value of Sellers relating to the conduct of the Business; all promotional literature, advertising materials, signage and other similar materials relating to the Business and the promotion of the Business; and all of Sellers’ rights, to the extent transferable, in and to the agreements with any manufacturer of new recreation vehicles sold in the Business (all Acquired Assets listed in this Section 1.1.7 are collectively referred to herein as the “Intangibles”).

1.1.8 The Assigned Contracts (as hereinafter defined) and the Recreational Vehicle Contracts (as hereinafter defined), including all prepaid amounts, credits and/or deposits (including security deposits) related to or arising from the Assigned Contracts and/or the Recreational Vehicle Contracts.

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1.1.9 All prepaid expenses and/or deposits whatsoever, including without limitation, prepaid advertising, prepaid insurance, prepaid rents and/or deposits from customers or deposits (including security deposits) paid by Sellers.

1.1.10 All trade or accounts receivable (including any security held for the payment thereof) whatsoever, including without limitation, all vehicle accounts receivable, service and parts accounts receivable, F&I receivables, all service contract receivables, contracts in transit, finance and similar reserves, all other customer or third-party accounts receivable and all Manufacturer receivables, including but not limited to warranty receivables (collectively, the “Accounts Receivable”); provided, however, that, notwithstanding anything to the contrary in this Agreement, the calculation of Net Working Capital in accordance with the Sample Calculation shall only reflect: (i) recreational vehicle sales Accounts Receivable that are thirty (30) days or less outstanding, and (ii) all other Accounts Receivable that are ninety (90) days or less outstanding. Sellers’ Accounts Receivable as of the Closing Date are listed on Schedule 1.1.10 attached hereto and made a part hereof. Sellers and Principals hereby authorize Purchaser to open any and all mail addressed to a Seller or a Principal (if delivered to Purchaser or any Dealership Property) if received on or after the Closing Date and hereby grants to Purchaser a power of attorney to endorse and cash any checks or instruments made payable or endorsed to a Seller or its order and received by Purchaser and which are received by Purchaser in payment of a purchased Account Receivable pursuant to this Section 1.1.10. Sellers and Principals agree that, within three (3) business days after receipt, they will forward to Purchaser any monies, checks or instruments received by a Seller or a Principal after the Closing Date with respect to the Accounts Receivable purchased pursuant to this Section 1.1.10.

1.1.11 All refunds, credits, reimbursements, rebates (or the like) to Sellers which relate in any way to the Business to the extent such amounts are included in the Net Working Capital, including without limitation any and all refunds, rebates or the like that relate to the Purchased Recreational Vehicle Inventory, or that arise out of the cancellation of any insurance policy, contract or other agreement regardless of whether such policy, contract or agreement is cancelled before, on or after the Closing Date.

1.1.12 All advertising accounts and/or monies held by or paid to a Manufacturer or third party for purposes of advertising the Business and/or Sellers or related to Sellers participating in any upcoming outdoor or RV shows.

In the event that Principals, Sellers or their respective officers, directors, or shareholders receive any payments or other amounts that constitute Acquired Assets after the Closing, Sellers hereby agree to remit such amounts to Purchaser within five (5) business days.

1.2 Excluded Assets. Except as otherwise provided in this Agreement or as may be required by this Agreement, the following assets and property of Sellers are not included in the sale to Purchaser and shall constitute “Excluded Assets”:

1.2.1 All cash, cash equivalents and securities.

1.2.2 All unusable, damaged and/or leaking cans and drums of solvents and other materials.

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1.2.3 All contracts or leases whatsoever of a Seller other than the Assigned Contracts (as hereinafter defined) and Recreational Vehicle Contracts (as hereinafter defined).

1.2.4 All of Sellers’ right, title and interest in and to this Agreement, including, but not limited to, the Purchase Price.

1.2.5 The minute books, capital stock records, and tax returns of Sellers.

1.2.6 Any recreational vehicles or other items held by Sellers on consignment.

1.2.7 Any asset, tangible or intangible, leased by Sellers, unless such asset is the subject of an Assigned Contract.

1.2.8 Any Tangible Assets that are Acquired Assets which Purchaser, by notice delivered to either Seller on or before the Closing Date, elects to exclude from the transactions contemplated hereby.

1.2.9 Any Purchased Recreational Vehicle Inventory that is subject to a stop sale or open recall.

1.2.10 The assets listed on Schedule 1.2.10 attached hereto and made a part hereof.

1.2.11 All partially completed service and body shop repair work that are in process on the Closing Date and that originated ninety (90) days or more prior to the Closing Date unless the parties mutually agree otherwise.

1.2.12 Any inventory held for sale by Sellers that are not recreational vehicles.

1.2.13 Such other assets specifically delineated in this Agreement as excluded from the transactions contemplated hereby.

All Excluded Assets shall be removed from the Dealership Properties by Sellers, at their sole cost and expense, on or prior to the Closing Date, unless otherwise expressly provided in this Agreement or agreed to in writing by Purchaser. Any Excluded Assets not removed by Sellers within the requisite time period shall become the property of Purchaser and any and all costs of disposal thereof by Purchaser shall constitute Losses (as hereinafter defined) hereunder.

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1.3 Limited Assumption of Sellers’ Liabilities by Purchaser. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following specifically identified Liabilities (as defined in Section 1.4.1 below) of Sellers and no other Liabilities whatsoever (collectively, the “Assumed Liabilities”):

1.3.1 On the Closing Date, Sellers shall assign to Purchaser and, subject to the following, Purchaser shall assume all rights and obligations of Sellers arising out of customer contracts for the sale and purchase of recreational vehicles to be delivered on or after the Closing Date (the “Recreational Vehicle Contracts”). The Recreational Vehicle Contracts to be assigned to and assumed by Purchaser on the Closing Date shall be listed in Schedule 1.3.1 and such Recreational Vehicle Contracts shall be on commercially reasonable terms consistent with the standards and practices in the industry. All customer deposits with respect to the Recreational Vehicle Contracts shall be included as a Current Liability in the Sample Calculation for purposes of calculating the Net Working Capital.

1.3.2 On the Closing Date, Sellers shall assign and Purchaser shall assume the obligation to purchase and pay when due any amounts relating to the In-transits that are not otherwise included among the Acquired Assets; provided, however, that Sellers and Purchaser shall attempt to have all such In-transits re-invoiced to Purchaser by the applicable Manufacturer. All In-transits to be assigned to and assumed by Purchaser on the Closing Date shall be listed in Schedule 1.3.2.

1.3.3 On the Closing Date, Sellers shall assign and Purchaser shall assume the obligation to perform the services and/or provide the accessories due to customers of Sellers as specifically listed on Schedule 1.3.3 (the “We-Owes”). Schedule 1.3.3 shall list all We-Owes of which Sellers have knowledge after a reasonably diligent inquiry. Pursuant to the Sample Calculation (as hereinafter defined), the Net Working Capital shall be adjusted by the estimated cost to Purchaser of performing any such We-Owes post-Closing (as reasonably determined by Purchaser and Sellers, acting in good faith).

1.3.4 Subject to the provisions of this Section 1.3.4, on the Closing Date, Sellers shall assign to Purchaser and Purchaser shall assume all rights and obligations of Sellers arising after the Closing Date out of those leases and contracts expressly identified and attached to Schedule 1.3.4, which is attached hereto and made a part hereof (the “Assigned Contracts”). For the avoidance of doubt, Purchaser shall only assume those Liabilities under the Assigned Contracts that are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, breach of warranty or other breach, default or violation by Sellers prior to the Closing. Subject to Section 7.8, on or before the Closing Date, Sellers shall be responsible for obtaining any consents to assignment which are required under the Assigned Contracts. Notwithstanding anything to the contrary contained herein, Purchaser shall not be obligated to assume any Assigned Contract which is in default or any Assigned Contract for which Sellers cannot secure a required consent. Neither Seller is a party to any real property leases other than the real property leases set forth on Schedule 5.20.

1.3.5 On the Closing Date, Purchaser shall assume the obligation to pay those certain unrelated third party accounts payable of Sellers that are (i) included in Net Working Capital, (ii) are not delinquent as of the Closing Date, and (iii) described in detail (i.e., payee name, address and amount of payable which amount must be the same as the amount included in Net Working Capital) on Schedule 1.3.5 (the “Net Working Capital Accounts Payable”).

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1.4 No Other Liabilities Assumed.

1.4.1 Except for the Assumed Liabilities, Purchaser does not assume and shall not assume any liability, debt, commitment or other obligation, or contract or lease, or any other liability whatsoever (including tax liabilities) of any kind or nature, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, matured or unmatured (“Liabilities”), including those Liabilities incurred or arising out of or in connection with the Dealership Properties, the Acquired Assets and/or the operation of the Business or transactions occurring prior to the Closing Date (collectively, the “Retained Liabilities”). Without limiting the generality of the immediately preceding sentence, the Retained Liabilities shall include any and all claims by any person or entity arising out of any Liabilities of Sellers not specifically assumed by Purchaser in accordance with Section 1.3 above, including, but not limited to, the following:

1.4.1.1 All Liabilities under any contracts other than those Liabilities expressly assumed by Purchaser in Section 1.3 with respect to the Assigned Contracts and the Recreational Vehicle Contracts.

1.4.1.2 Any and all accounts payable other than the Net Working Capital Accounts Payable.

1.4.1.3 All Liabilities of a Seller arising on or before the Closing Date except as specifically provided herein with respect to the Recreational Vehicle Contracts and We-Owes.

1.4.1.4 All Liabilities of a Seller with respect to any Excluded Assets.

1.4.1.5 All Liabilities of a Seller for federal, state (including, but not limited to Oregon or Washington, as applicable, sales tax on recreational vehicles sold by either Seller) and local taxes (including transfer taxes) incurred in respect of or measured by the income of a Seller earned prior to the Closing Date or as a result of the transactions contemplated by this Agreement (collectively, “Pre-Closing Taxes”).

1.4.1.6 All Liabilities of a Seller for the cost of workers’ compensation indemnity payments with respect to injuries occurring prior to the Closing Date.

1.4.1.7 All Liabilities of a Seller in connection with the violation of any federal, state or local law or regulation.

1.4.1.8 All Liabilities for occupational injury or disease to the extent they arise out of or are in any manner connected with exposure to an occupational hazard which existed during the period of any employee’s employment with a Seller.

1.4.1.9 All Liabilities of a Seller to its customers arising under any warranties (express or implied) provided by or sold by such Seller to its customers for new or used recreational vehicles and/or parts and labor sold or provided prior to the Closing Date.

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1.4.1.10 All Liabilities of a Seller to its customers arising under any warranties (express or implied) provided by such Seller to its customers, including but not limited to any warranties, covenants or promises made by such Seller to customers pursuant to any “Tires for Life,” “State Inspections for Life,” “Free Oil Changes,” and/or other value-added or marketing programs offered by such Seller, whether funded or unfunded.

1.4.1.11 All Liabilities of a Seller for product liability claims (i) pending on the Closing Date or (ii) arising on or after the Closing Date with respect to such Seller’s business operations prior to the Closing Date, including, but not limited to, recreational vehicles sold or repaired or parts and labor sold or provided on or before the Closing Date by such Seller.

1.4.1.12 All Liabilities incurred by a Seller, in connection with the negotiation, execution and performance of this Agreement.

1.4.1.13 All Liabilities of a Seller for wages, salary, accrued pension benefits, severance benefits, vacation pay, sick pay, accrued health and life insurance premiums, and termination costs of such Seller’s employees (whether salaried or hourly) and retirees.

1.4.1.14 All Liabilities arising out of or connected with any employee benefits or employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) (“ERISA”) maintained at any time by a Seller or to which such Seller ever made any contributions, including, but not limited to, Liabilities of such Seller arising out of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”).

1.4.1.15 All Liabilities of a Seller arising under or in connection with any recourse obligation incurred by such Seller prior to the Closing Date.

1.4.1.16 All Liabilities of a Seller arising out of any circumstance or condition giving rise to any threatened or actual Liability or noncompliance with any law, regulation, order, ordinance, permit, or other enforceable policy or guideline including those related or pertaining to protection of human health or the environment.

1.4.1.17 All Liabilities of a Seller arising under any Manufacturer agreements and any and all related agreements entered into by and between such Seller and a Manufacturer or a third party utilized by a Manufacturer (including, without limitation, the open account obligations of such Seller), and any and all chargeback Liabilities, including, but not limited to, chargeback Liabilities in connection with retail purchase contracts or finance contracts, warranty contracts or service contracts or insurance products accruing or incurred before the Closing Date.

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1.4.1.18 All of each Seller’s Indebtedness; provided, however, Purchaser has agreed to pay off the Floor Plan Principal Balance (as defined below) on behalf of Sellers pursuant to Section 2.1.4. For purposes of this Agreement, “Indebtedness” means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness for money borrowed by Sellers and/or Principals and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person or entity is responsible or liable; (b) all obligations of such person or entity under capitalized leases (other than any Assigned Contract); (c) all obligations of such person or entity for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such person or entity under interest rate or currency swap transactions (valued at the termination value thereof); (e) the floor plan facility with Bank of America (the “Floor Plan”) or other financing, including any prepayment premiums or penalties, and (f) all obligations of the type referred to in clauses (a) through (e) of any person or entity for the payment of which such person or entity is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (g) all obligations of the type referred to in clauses (a) through (e) of other persons or entities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien or Encumbrances on any property or asset of such person or entity (whether or not such obligation is assumed by such person or entity).

1.4.1.19 Any value-added, marketing or rewards programs or offer any post-sale programs or promises to Sellers’ customers such as tires for life, free safety inspections, or the like.

2. PURCHASE PRICE AND PAYMENT.

2.1 Purchase Price. The purchase price for the Acquired Assets (the “Purchase Price”) shall be as follows:

2.1.1 $XXXX, plus or minus

2.1.2 the Final Net Working Capital Adjustment made pursuant to Section 2.5, below, if any, plus or minus

2.1.3 the Inventory Adjustment made pursuant to Section 2.3, below, if any, plus

2.1.4 an amount equal to the outstanding principal balance of the Floor Plan with respect to the Purchased Recreational Vehicle Inventory as of the Closing Date, but not including any past due amounts, interest or penalties (the “Floor Plan Principal Balance”).

2.2 Net Working Capital.

2.2.1 Sellers and Purchaser have mutually agreed on and delivered a sample calculation of Net Working Capital (defined below) based on the average monthly Net Working Capital for Sellers’ trailing 12 months of operations, which is attached hereto as Exhibit B.

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2.2.2 As used in this Agreement, “Net Working Capital” shall be determined in accordance with the Sample Calculation, and shall be the difference between the (a) “Current Assets” which means those items listed as current assets in the Sample Calculation; and (b) the “Current Liabilities” which means those items listed as current liabilities in the Sample Calculation. For purposes of clarification, (i) intercompany payables and receivables, cash, and Indebtedness of Sellers and (ii) the Purchased Recreational Vehicle Inventory (and the Floor Plan indebtedness thereon), are not included in the definitions of Current Assets or Current Liabilities for purposes of determining Net Working Capital. Except as otherwise provided for in the Sample Calculation, Net Working Capital shall be calculated in accordance with generally accepted accounting principles in effect in the United States of America (“GAAP”) and the mutually agreed upon accounting methodology used in connection with the Sample Calculation.

2.3 Inventory Adjustment.

2.3.1 On or prior to the Closing Date an inventory will be conducted of the Purchased Recreational Vehicle Inventory to determine the cost of those Acquired Assets. The cost of the New Recreational Vehicle Inventory shall be the factory invoice price of such vehicle (net of any discounts, credits, rebates, holdbacks, and other dealer incentives received or to be received by either Seller). The cost of the Used Recreational Vehicle Inventory shall be the actual cash, wholesale value of such vehicles, as mutually and in good faith agreed to by Sellers and Purchaser. If the parties cannot reach an agreement as to the value of any particular Used Recreational Vehicle Inventory, such vehicle shall be deemed an Excluded Asset. The aggregate cost of the Purchased Recreational Vehicle Inventory less the Floor Plan Principal Balance is the “Closing Inventory Amount”.

2.3.2 If the Closing Inventory Amount is more than $0, then the Purchase Price shall be increased by such amount (the “Positive Inventory Adjustment”).

2.3.3 If the Closing Inventory Amount is less than $0, then the Purchase Price shall be reduced by such amount (the “Negative Inventory Adjustment” and together with the Positive Inventory Adjustment, the “Inventory Adjustment”).

2.4 Payment of Purchase Price. The Purchase Price, adjusted in accordance with the provisions of this Agreement, shall be paid as follows:

2.4.1 By certified check or by wire transfer of funds on the Closing Date to an account of Sellers designated by Sellers:

2.4.1.1 $XXXX, minus

2.4.1.2 payments of any Indebtedness, other than the Floor Plan Principal Balance, if any, in the amounts set forth on Schedule 2.4.1.2, if any; plus or minus

2.4.1.3. any Inventory Adjustment made pursuant to Section 2.3, above, minus

2.4.1.4. all costs and expenses related to the R&W Insurance Policy (as defined below), including the total premium, underwriting costs, brokerage commissions, taxes related to such policy and other fees and expenses of such policy, minus

2.4.1.5. $XXXX (the “NWC Holdback Amount”) which shall be payable as determined by Section 2.5.5 and Section 2.6, minus

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2.4.1.6. the Tax Holdback Amount (as defined in Section 7.12) which shall be as determined by Section 7.12, minus

2.4.1.7 the Repair Estimate (as defined in Section 7.11).

2.4.2 An amount equal to the Floor Plan Principal Balance shall be paid by Purchaser’s floor plan lender to Sellers’ floor plan lenders as payment for the Floor Plan Principal Balance.

2.5 Final Net Working Capital Adjustment.

2.5.1 Within 30 days after the Closing Date, Purchaser shall deliver to Sellers (i) a balance sheet of the Business as of 12:01 a.m. Portland, Oregon time on the Closing Date (the “Closing Balance Sheet”), which shall be prepared in accordance with the provisions of this Agreement, GAAP, and the Sample Calculation, and (ii) based on the Closing Balance Sheet, a calculation of the proposed final Net Working Capital as of the Closing Date (the “Proposed Final Net Working Capital”), plus Purchaser’s proposed adjustment, if any, to the Purchase Price in accordance with this Section 2.5 (the “Proposed Final Net Working Capital Adjustment”), which shall be calculated in a manner consistent with the Sample Calculation and the Working Capital Range as more particularly described in this Section 2.5. Sellers shall give Purchaser full and timely access to financial and accounting information and other documentation of Sellers so that Purchaser can calculate the Proposed Final Net Working Capital.

2.5.2 If Sellers do not accept the Closing Balance Sheet or the calculation of the Proposed Final Net Working Capital Adjustment (including the calculation of the Proposed Final Net Working Capital) prepared and delivered by Purchaser, Sellers shall give written notice (the “Objection Notice”) to Purchaser within 30 days after Sellers’ receipt thereof. During such 30-day period, Purchaser shall give Sellers full and timely access to financial and accounting information and other documentation used by Purchaser in calculating the Proposed Final Net Working Capital, so that Sellers can verify the Proposed Final Net Working Capital calculations. Sellers shall be deemed to have accepted the Closing Balance Sheet and the computation of the Proposed Final Net Working Capital Adjustment of Purchaser to the extent Sellers have not by then given Purchaser an Objection Notice specifying in reasonable detail the basis for each objection, and Purchaser’s Proposed Final Net Working Capital and Final Net Working Capital Adjustment shall be the “Final Net Working Capital” and “Final Net Working Capital Adjustment,” respectively.

2.5.3 If Sellers reject the Proposed Final Net Working Capital and Proposed Final Net Working Capital Adjustment, Sellers and Purchaser shall use commercially reasonable efforts to resolve such dispute within 30 days after delivery of Sellers’ Objection Notice. If Sellers and Purchaser are unable to resolve any disagreement within 30 days after delivery of Sellers’ Objection Notice, the parties shall engage a mutually agreed upon independent accountant to resolve the issues in dispute (the “Independent Accountant”), acting as an expert and not as an arbitrator. The Independent Accountant (i) shall apply accounting principles, in accordance with Section 2.2, to the issues at hand, (ii) shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement, (iii) shall be limited in scope to the disputed issues and amounts specified by Sellers (each such issue, an “Objection”) in the Objection Notice, and (iv) shall, with respect to each Objection, make its determination in favor of the position set forth by either Purchaser or Sellers. The parties shall instruct the Independent Accountant to render its decision within 30 days of the engagement, and such decision shall be binding on the parties and shall be the Final Net Working Capital and Final Net Working Capital Adjustment. Purchaser and Sellers shall each pay their own costs associated with this dispute and shall split the costs of the Independent Accountant.

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2.5.4 Subject to (i) the determination of the Final Net Working Capital and the Final Net Working Capital Adjustment and (ii) the provisions in Section 2.5.5, if such Final Net Working Capital is more than $XXXX (the “Upper Target”) or less than $XXXX (the “Lower Target”), the Purchase Price shall be adjusted up, dollar for dollar, for each dollar in excess of the Upper Target or adjusted down, dollar for dollar, for each dollar below the Lower Target (such concept hereinafter referred to as the “Working Capital Range”). If the Final Net Working Capital is within the Working Capital Range, including, if the Final Net Working Capital equals the Upper Target or equals the Lower Target, then there shall be no adjustment to the Purchase Price. For example purposes only, (i) if the Final Net Working Capital is $XXXX, the Purchase Price would be increased by $XXXX, (ii) if the Final Net Working Capital is $XXXX, then the Purchase Price would be decreased by $XXXX, and (iii) if the Final Net Working Capital is $XXXX, there would no adjustment to the Purchase Price.

2.5.5 Within five (5) business days after the Final Net Working Capital and the Final Net Working Capital Adjustment are deemed final and binding as provided in this Section 2.5, the following shall occur: (i) If the Final Net Working Capital Adjustment exceeds the Upper Target, Purchaser shall pay to Sellers such excess plus the NWC Holdback Amount, by wire transfer of immediately available funds to an account or accounts that Sellers shall designate in writing to Purchaser (“Sellers Designated Account”), or (ii) Subject to the remainder of this Section 2.5.5, if the Final Net Working Capital Adjustment is less than the Lower Target (a “Working Capital Deficit”), Purchaser shall disburse the NWC Holdback Amount less the Working Capital Deficit to the Sellers Designated Account. If the available NWC Holdback Amount is insufficient to pay the entire amount of the Working Capital Deficit, the Sellers, severally but not jointly, and the Principals, severally and not jointly, in accordance with each Principal’s Pro Rata Share (as defined below) (provided that Young and the Trusts shall be jointly and severally liable for the portion of the Working Capital deficit attributable to the Trusts or Young), shall promptly pay to Purchaser the amount by which the Working Capital Deficit exceeds the NWC Holdback Amount by wire transfer of immediately available funds to the account designated in writing by Purchaser, and neither the Sellers nor the Principals shall have any right to the NWC Holdback Amount. For an avoidance of doubt, any adjustments to the Purchase Price caused by the Final Net Working Capital Adjustment shall be controlled by Section 2.5.4.

2.6 NWC Holdback. At the Closing, the NWC Holdback Amount shall be deducted from the Purchase Price otherwise payable to Sellers pursuant to Section 2.4.1 and shall be held by Purchaser until the Final Net Working Capital Adjustment is determined pursuant to Section 2.5, at which time, the NWC Holdback Amount shall be distributed as set forth in Section 2.5.5. The NWC Holdback Amount shall be held in order to provide a primary (but not exclusive) source for the payment of any Working Capital Deficit owed to Purchaser by Sellers under Section 2.5.

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3. [reserved].

4. CLOSING DATE AND PLACE.

4.1 Closing Date.

4.1.1 The consummation of the transactions referred to in this Agreement (the “Closing”) shall occur on August 3, 2021 (the “Closing Date”). The Closing shall be effective as of 12:01 am EST on the Closing Date.

4.1.2 All revenues earned and expenses incurred on the Closing Date in connection with the operation of the Business shall be the property of and attributed to Purchaser.

4.1.3 Time is of the essence of each and every provision of this Agreement.

4.2 Closing Place. The Closing shall occur at the Dealership Property, commencing at 10:00 a.m., local time, on the Closing Date.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERs and PRINCIPALs.

In order to induce Purchaser to consummate the transactions referred to in this Agreement, and with the knowledge that Purchaser is relying on the representations and warranties herein contained, Sellers and Principals, jointly and severally, represent, warrant and covenant to and with Purchaser as of the date hereof as follows:

5.1 Organization. BYRV is a Montana corporation which is duly formed and validly existing and in good standing under the laws of the State of Montana and has full power and authority to own or lease its assets and properties and conduct its business as now conducted. BYRV Washington is a Washington corporation which is duly formed and validly existing and in good standing under the laws of the State of Washington and has full power and authority to own or lease its assets and properties and conduct its business as now conducted. The ownership of each Seller is set forth on Schedule 5.1 attached hereto and made a part hereof. The ownership of each Seller is uncontested. There are not now nor have there ever been any lawsuits, challenges, claims, or demands whatsoever related to or arising out of the current or past ownership of either Seller.

5.2 Authorization. Each of Young and Bretz are natural persons and have full legal capacity to execute and deliver this Agreement and the agreements related hereto to which such person is a party, to perform such person’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Young, as the trustee of Revocable Trust and the Gift Trust, has the power, authority and legal capacity and has taken all required action necessary under the documents governing each of the Revocable Trust and the Gift Trust on the trustee’s party necessary to permit and duly authorize him to execute and deliver this Agreement and the other Seller Closing Documents (as defined below). The execution and delivery of this Agreement and the documents to be delivered at Closing by Sellers (the “Seller Closing Documents”) and the performance by Sellers of their respective obligations hereunder and thereunder has been duly authorized by all requisite corporate action and has been approved by each of their shareholders (collectively, the “Authorizing Resolutions”) and no further action or approval is required in order that this Agreement and the agreements, documents or instruments to be executed or delivered in connection with the transactions contemplated by this Agreement be binding upon Sellers. This Agreement and the Seller Closing Documents are binding upon Sellers and Principals and enforceable against each Seller and each Principal in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws and legal and equitable principles limiting or affecting the rights of creditors generally.

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5.3 No Violation. The execution and carrying out of this Agreement and compliance with the provisions hereof by Sellers and Principals will not violate, with or without the giving of notice and/or the passage of time, any provision of law, and will not conflict with, or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Acquired Assets or the Dealership Properties, pursuant to any corporate charter, bylaw, partnership agreement, operating agreement, indenture, lease, mortgage, agreement or other instrument to which a Seller is a party or by which it is bound nor will it require the approval or consent of any other person or entity. To the knowledge of Sellers and Principals, there is no basis for any lawsuit by any person arising out of or related to a Seller and/or Principals entering into this Agreement.

5.4 Taxes. Each Seller shall have filed on or before the Closing Date with all appropriate governmental agencies (whether federal, state or local) all tax returns required to be filed by it, all of which will have been prepared accurately and in conformity with all laws and regulations applicable thereto. Without limiting the generality of the foregoing, each Seller shall have filed all income tax, capital stock tax, employment and payroll tax, sales and use tax, and other tax returns and reports required to be filed prior to the date hereof and prior to the Closing Date with respect to all federal, state and local taxes, and such Seller shall have paid all taxes, penalties, interest, assessments, and deficiencies related thereto and related to the period ending on the Closing Date, whether or not measured in whole or in part by net income and whether or not disputed, which at any time, now or hereafter, have been or shall be determined to be due, owing and payable with respect to the Dealership Properties, the existence and operation of Sellers and the conduct of their businesses (including the Business) up to and including the Closing Date.

5.5 Title to Acquired Assets. On the Closing Date, each Seller shall own and have good and marketable title to its respective Acquired Assets, free and clear of any and all mortgages, pledges, claims, liens, conditional sales or other agreements, leases, encumbrances, rights, contracts, security interests, title defects or other charges of any nature (collectively referred to as “Liens and Encumbrances”).

5.6 Litigation; Liens.

5.6.1 Except as set forth on Schedule 5.6.1, there are no actions, suits, proceedings or investigations pending or, to Sellers’ knowledge, threatened, at law or in equity, before or by any federal, state, municipal or other governmental instrumentality which (i) involves the possibility of any judgment or Liability against a Seller, the Business, the Dealership Properties, or the Acquired Assets, (ii) question the validity or enforceability of this Agreement or the transactions contemplated herein, or (iii) may result in any material adverse change in the Business, the Dealership Properties, the Acquired Assets, or either Seller, including each Seller’s operations, properties or assets or in the condition, financial or otherwise, of either Seller, and, in each case, there is no basis for any of the foregoing; and

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5.6.2 Neither Seller is in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau or instrumentality; and

5.6.3 There are no tax liens or unsatisfied judgments against a Seller.

5.7 Employment Matters.

5.7.1 Employees. Schedule 5.7.1 attached hereto and made a part hereof: (a) lists and identifies all employees of each Seller involved in the operation of the Business, and their current salaries or wage rates, (b) states the date of hire by such Seller of each such employee, (c) summarizes present compensation arrangements, the benefit plans, programs and policies that apply to such employees, (d) specifically delineates the vacation and sick time available to each employee for the current year, and (e) the vacation and sick time unused by each employee as of the Closing Date. The copy of each Seller’s employee handbook previously provided to Purchaser is a true, correct and current copy containing all of such Seller’s material employee policies. No Seller is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them or amounts required to be reimbursed to such employees.

5.7.2 Employment. No Seller is currently a party to a collective bargaining agreement which covers any of its employees, nor has either Seller ever been a party to such an agreement. There have been no attempts by a union or other representative to organize any of Sellers’ employees. No Seller has, at any time, recognized or been asked to recognize a labor union as the representative of any of its employees. No Seller has ever been named in, or served with, a National Labor Relations Board Certification of Representative (RC) Petition. There are no written contracts of employment between a Seller and any of its employees and all oral contracts of employment are terminable at will. Each Seller is and has been in compliance in all material respects with all applicable laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Business. All individuals characterized and treated by each Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws.

5.7.3 Employee Plan Compliance. For purposes of this Agreement, the term “Employee Plan” means each employee benefit plan as defined in Section 3(3) of ERISA, and each other bonus, incentive compensation, deferred compensation, severance or similar plan, policy of payroll practice providing compensation or employee benefits maintained by a Seller on behalf of or for the benefit of a Seller or to which a Seller is a participating employer or is obligated to contribute or has any legally enforceable Liability and under which any person presently employed by a Seller as an employee or consultant (an “Employee”) or formerly employed by a Seller or its predecessors as an employee or consultant (a “Former Employee”). The terms Employee and Former Employee will include, where applicable, the beneficiaries, spouses and dependents of an Employee or Former Employee. Each Seller has delivered or made available to Purchaser current and complete copies of all such policies, plans and program documents.

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5.7.3.1 All of Sellers’ Employee Plans are listed Schedule 5.7.3 and each Employee Plan has been maintained in all material respects in accordance with its terms and with applicable law. Except as set forth on Schedule 5.7.3, each Employee Plan (including the related trust) which is intended to qualify under the Internal Revenue Code of 1986, as amended (the “Code”), or comparable foreign law, does so qualify and is exempt from taxation pursuant to the Code. None of the Employee Plans listed on Schedule 5.7.3 are Multi-employer Plans (as defined within the meaning of ERISA) or defined benefit plans and neither Seller nor any ERISA Affiliate has Liability under or with respect to, and does not contribute to, any Multi-employer Plan or defined benefit plan. For purposes of this Agreement, “ERISA Affiliate” means any corporation as part of the same controlled group of corporations with a Seller within the meaning of 414(b) of the Code, any trade or business whether or not incorporated under common control of a Seller within the meaning of 414(c) of the Code and any other entity that is treated as a single employer together with such Seller under Section 414(m) of the Code.

5.7.3.2 As of the Closing Date, each Seller shall have made or shall make full payment by direct contributions of all amounts which such Seller is required to make under the terms of each Employee Plan in respect of periods ending on or prior to the Closing Date.

5.7.3.3 Each Employee Plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable, and the operation of the Employee Plans is not reasonably anticipated to result in the incurrence of any penalty to a Seller, any ERISA Affiliate or Purchaser pursuant to the Healthcare Reform Law.

5.7.3.4 There is no accumulated funding deficiency (as defined in the Code), waived funding deficiency (as defined in the Code), or failure to make any payment on or before a required installment due date (as defined in the Code) with respect to any defined benefit plan (as defined in ERISA) maintained by a Seller.

5.7.3.5 No Seller has incurred nor reasonably expects to incur any Liability under ERISA (or comparable foreign law) arising in connection with the termination of, or withdrawal from, any plan covered or previously covered by ERISA (or comparable foreign law).

5.7.3.6 To Sellers’ knowledge, no event has occurred that could subject a Seller or Purchaser to an excise tax under the Code or a civil penalty under ERISA or any comparable section under any foreign law.

5.7.3.7 To Sellers’ knowledge, There exists no condition or set of circumstances which could result in the imposition of any Liability under ERISA, the Code or other applicable law with respect to the Employee Plans.

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5.8 Condition and Sufficiency of the Acquired Assets.

5.8.1 All of the Acquired Assets are in good operating condition and repair (ordinary wear and tear excepted with respect to the non-inventory Acquired Assets). The Acquired Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets reasonably necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business. Sellers shall deliver possession of all Acquired Assets to Purchaser at the applicable Dealership Property. The mechanical, plumbing, electrical and structural components of the improvements located on the Dealership Properties (including but not limited to the HVAC and roof) are in good working order and condition subject to ordinary wear and tear.

5.8.2 To Sellers’ knowledge, none of the vehicles included in the New Recreational Vehicle Inventory have ever been materially damaged and all such units may be represented to customers as “new” under Oregon or Washington law, as applicable, and are saleable in the ordinary course. The warranty with respect to any New Recreational Vehicle Inventory has not yet started to run. Any known material damage to any other vehicles included in the Acquired Assets has been repaired and no disclosure thereof to the customer is required under Oregon or Washington law or otherwise.

5.9 Use of Dealership Properties. There is no condition on the Dealership Properties that would prevent or materially adversely impact the use by Purchaser of the Dealership Properties as a sales, service, body work and display facility for new and used recreational vehicles.

5.10 Environmental Matters. Each Seller’s business operations at the Dealership Properties (including the Business) and the Dealership Properties and, to the knowledge of Sellers, all of their respective predecessor’s business operations and use of the Dealership Properties, are and have been, at all times, in compliance, in all material respects, with all applicable federal, state or local laws, codes, ordinances, orders, permits, enforceable guidelines and policies and all rules and regulations promulgated thereunder (collectively “Laws”), including Laws regarding protection of human health or the natural environment (“Environmental Laws”) including, but not limited to the use, generation, treatment, containment, recycling, cleanup, emission, transportation, arrangement for transportation or disposal, storage, processing, or disposal of any substance regulated under any Law, including but not limited to petroleum products and additives, any waste, or any toxic, radioactive or hazardous chemical, waste or substance (herein collectively, “Regulated Substances”). There is no action, demand, enforcement, proceeding, claim or Liability instituted or pending as a result of any such condition of the Dealership Properties or business of or action by a Seller or, to the knowledge of Sellers, by or through any entity which either Seller contracted, transferred, transported, treated, recycled, agreed, allowed, or arranged for any action with respect to a Regulated Substance.

5.10.1 There has been no release, leaking, discharge, escape, emission, abandonment or disposal of any Regulated Substance in contravention of Environmental Laws as part of a Seller’s business operations on the Dealership Properties.

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5.10.2 No Seller has received notice that any third party has alleged or suffered any damage or injury, including, without limitation, damage or injury alleging noncompliance with Environmental Laws or related to any Regulated Substance, as a result of the business operations of a Seller or in any way connected with a Seller or the Dealership Properties.

5.10.3 To the knowledge of Sellers, no mold or PCBs are present on the Dealership Properties and no products containing asbestos or lead paint are a part of any improvements located on the Dealership Properties. Except as disclosed on Schedule 5.10.3, there are no wells located on the Dealership Properties.

5.10.4 Each Seller has filed all necessary notifications, reports and documents with appropriate governmental or regulatory authorities as required by Environmental Laws and have been issued and have maintained in current status all permits, licenses, certificates, approvals and authorizations required by each and every applicable Environmental Law.

5.10.5 The Dealership Properties have not been used for production of methamphetamines. All, if any, arrangements with third parties regarding treatment, use, recycling, storage, disposal, or the transportation of Regulated Substances, have been made in conformity with all applicable Laws. Each Seller hereby expressly warrants that it has not selected disposal sites or entered into agreements with third parties who have selected disposal sites resulting in the ultimate disposal by a Seller of Regulated Substances, which are not approved sites (under applicable Laws) for the Regulated Substances wastes being disposed of, which are listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA, or which are contained or formally proposed to be contained on a list of hazardous substance sites requiring investigation or cleanup promulgated under any other Laws.

5.10.6 Except as set forth on Schedule 5.10.6, attached hereto and made a part hereof, no Seller has ever maintained or used and there exists no above ground storage tanks (“ASTs”), landfills, pits, lagoons, detention basins, or, to Sellers’ knowledge, underground storage tanks (“USTs”), or any other underground storage or disposal system for Regulated Substances or wastes, including, without limitation, petroleum products located at, on or under the Dealership Properties. Copies of all tank closure reports for any USTs closed or removed from Dealership Properties, if any, are attached to Schedule 5.10.6. To Sellers’ knowledge, each, if any, of the ASTs and USTs listed on Schedule 5.10.6 are in compliance with applicable law including registration, operation, document retention, notification and maintenance requirements.

5.10.7 No Dealership Property is listed on, nor have they been proposed for listing on, the National Priorities List (or CERCLIS) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or any similar state list. No notification of release of toxic or hazardous substances or wastes pursuant to CERCLA or the Federal Clean Water Act, or any other Environmental Laws, has been filed as to any Dealership Property.

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5.10.8 To the knowledge of Sellers, no portion of the Dealership Properties constitutes any of the following “Environmentally Sensitive Areas”: (i) a wetland or other “water of the United States” for purposes of Section 404 of the Federal Clean Water Act, 33 U.S.C. Section 1344 or under state regulations or laws; (ii) a flood plain or other flood hazard area; or (iii) any other area which is specially restricted under applicable law by reason of its physical characteristics.

5.11 Brokers. No broker, finder, agent or other person claiming to have acted in any such capacity for or under the authority of a Seller is entitled to any fee or commission arising out of the transactions contemplated herein. Sellers, jointly and severally, and Principals, severally and not jointly, in accordance with each Principal’s pro rata share set forth on Exhibit C attached hereto (“Pro Rata Share”), shall be solely liable for any and all such fees (provided that Young and the Trusts shall be jointly and severally liable for the portion of such fees attributable to the Trusts or Young).

5.12 Manufacturer Agreements. Neither Sellers nor Principals have received a written notice from any Manufacturer, oral or written, that such Manufacturer has exercised any right it may have under its manufacturer agreement with a Seller to terminate such agreement. No Manufacturer has notified either Seller or Principals of (a) the awarding or possible awarding of a franchise to an entity or entities (including either Seller) in the Metropolitan Statistical Area (or PMA or AOR or like term) in which a Seller operates or (b) has protested any action by a Seller. Sellers have provided Purchaser with true, complete and correct copies of all manufacturer agreements to which a Seller is a party. Each Seller and, to the knowledge of Sellers, each Manufacturer have performed their respective obligations required to be performed by them to date and are not in default or alleged to be in default under any manufacturer agreement, are otherwise in compliance with the manufacturer agreements, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default. Each Seller has complied with all Manufacturer policies and procedures, recall notices, service bulletins and any other Manufacturer directive.

5.13 Financial Statements; No Undisclosed Liabilities; Accounts Receivable.

5.13.1 Attached hereto as Schedule 5.13.1 are the following (i) the internally prepared financial statements for each Seller for the fiscal years ended December 31, 2020, 2019, and 2018, and (ii) the unaudited financial statements for each Seller for the period ending June 30, 2021 (the “Interim Financial Statements”), (the financial statements referred to in clause (i) and clause (ii) are referred to herein as the “Financial Statements”). The balance sheet of Sellers dated as of June 30, 2021 (the “Balance Sheet Date”) included in the Financial Statements is referred to herein as the “Current Balance Sheet.” The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates indicated and the results of the operations of the Business for the periods indicated. The Financial Statements have been prepared in accordance with the books and records of Sellers and the past financial accounting practices of Sellers consistently applied throughout the periods indicated. There are no special or nonrecurring items of income or expense during the periods covered by the Financial Statements prepared by Sellers or their independent accountants and the balance sheets included in the Financial Statements do not reflect any write up or revaluation increasing the book value of any assets.

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5.13.2 No Seller has Liabilities, including but not limited to any dealer Liabilities, chargeback Liabilities in connection with prepayments or repossessions regarding retail installment contracts, or obligations under any warranties, guarantees or coupons (e.g., free or discounted parts, tire rotations, oil changes, recreational vehicle washes or other repair or maintenance services) or Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except: (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet, all of which will be accounted for in the calculation of Net Working Capital.

5.13.3 All Accounts Receivable, to the extent uncollected on the Closing Date, will have arisen from bona fide transactions in the ordinary course of business and will represent valid, collectible obligations to Sellers. There are no refunds, discounts or other adjustments payable in respect of the Accounts Receivable. There are no defenses, right of set-off, assignments, restrictions, liens or other encumbrances enforceable by third parties with respect to any of the Accounts Receivable other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

5.14 Zoning. The zoning classification of the Dealership Properties under the applicable zoning ordinance authorizes the uses now being made of the Dealership Properties. All of the Dealership Properties are zoned commercial. The Dealership Properties are not the subject of any variance. There are no current zoning restrictions or other restrictions upon the use of the Dealership Properties which, either individually or in the aggregate, prevent the use, location and construction of the Dealership Properties and improvements located thereon as presently used, located and constructed nor which prohibit future construction. Neither the Dealership Properties and improvements located thereon, nor the use, occupancy, operation or maintenance thereof, nor any substance, material or condition thereon, is in violation in any material respect of any restriction, covenant, or laws (including, without limitation, any building, zoning, subdivision, health, fire, safety or other ordinance, code or regulation). No notice has been served upon a Seller, Principals, or upon the Dealership Properties, claiming violation of any restriction, covenant, or laws (including, without limitation, any building, zoning, subdivision, health, fire, safety or other ordinance, code or regulation), or requiring or calling attention to the need for any work, repairs, construction, alterations, or installation in connection with such property or claiming any monies due with respect thereto.

5.15 Dealership Properties Compliance with Laws. The Dealership Properties, any improvements erected or situated thereon, and the uses currently conducted thereon or therein do not violate any Laws and no Seller has received any notices, oral or written, from any governmental body with respect to the same.

5.16 Public Improvements. No Seller has received any notices, oral or written, from any governmental body that there are any planned or commenced public improvements which may result in special or benefit assessments or which may otherwise affect the Dealership Properties.

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5.17 Eminent Domain; Access; Condemnation. Neither Seller nor Principals have received any notices, oral or written, or has knowledge that any governmental body intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Dealership Properties. The Dealership Properties have access to and from public highways, streets or roads, and no Seller has knowledge that there is any pending or threatened governmental proceeding which would impair or result in the termination of such access. To the knowledge of Sellers, there is no pending or contemplated eminent domain or condemnation proceedings affecting all or any part of the Dealership Properties.

5.18 Insurance. There is presently in force fire, theft and general casualty insurance covering the Acquired Assets and the Dealership Properties for their full insurable value, and general liability insurance covering each Seller’s sales and leasing operations in commercially reasonable amounts. There are no claims related to the Business, the Acquired Assets, the Dealership Properties or the Assumed Liabilities pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies. All such insurance policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage.

5.19 Violation of Laws. Each Seller has complied, and is currently in material compliance with all Laws (including Environmental Laws) applicable to the Business (as conducted currently and in the past), the Acquired Assets and the Dealership Properties, and no Seller has received any notice alleging any failure to comply, and to the knowledge of Sellers, no event has occurred or circumstance exists that could (with or without notice or lapse of time) (a) constitute or result in a violation by a Seller of, or a failure on the part of a Seller to comply with, any Law or (b) give rise to any obligation on the part of a Seller to undertake, or to bear all or any portion of the costs of, any remedial action.

5.20 Real Property. No Seller owns any real property. Set forth on Schedule 5.20 is a list of all real property leased by Sellers for use in connection with the Business (collectively, the “Dealership Property Leases”). To Sellers’ knowledge, there is no dispute involving or concerning the location of the lines and corners of any Dealership Property and there are no encroachments on any Dealership Property.

5.21 Solvency; Floor Plan.

5.21.1 Each Seller is “solvent” as said term is defined by bankruptcy or fraudulent conveyance law. Neither Seller has made a general assignment for the benefit of creditors or been adjudicated bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of such Seller’s properties (including the Dealership Properties) been appointed or a petition filed by or against a Seller for bankruptcy, reorganization or arrangement pursuant to the Federal Bankruptcy Act or any similar federal or state statute, or any proceeding instituted for the dissolution or liquidation of either. The Purchase Price is sufficient to satisfy, in full, all secured and unsecured creditors of Sellers, and Sellers shall use the purchase price received for such purpose. The Purchase Price represents the product of arms’ length negotiations and represents the fair market value for the Acquired Assets. Not including the Floor Plan, Sellers’ secured debt does not exceed the sum of One Million and 00/100 Dollars. No Seller is out of trust under the Floor Plan. No Seller is delinquent or late in any of its lease payments.

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5.21.2 Sellers’ only floor plan lines of credit are the Floor Plans (as defined in Section 1.4.1.18). Schedule 5.21.2 attached hereto and made a part hereof lists the Floor Plan Principal Balance as of the date hereof as well as all units by make, model and VIN currently on the Floor Plan comprising such principal balance.

5.22 Leases; Assigned Contracts. Except as included in the Assigned Contracts, there will be no leases or contracts affecting the Acquired Assets or the Dealership Properties. Sellers and, to Sellers’ knowledge, each other party thereto has performed all obligations required to be performed by them and are not in default under any of the Assigned Contracts, including, without limitation, the Dealership Property Leases. Except as set forth on Schedule 5.22, each of the Assigned Contracts is in full force and effect and constitutes the legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with its terms, and has not been modified, amended or extended.

5.23 Insurance Claims. There are no pending insurance claims by a Seller with respect to loss or damage to the Dealership Properties or the Acquired Assets.

5.24 Intellectual Property; Intangible Assets. There is no unlicensed software installed on the computers included within the Tangible Assets. Except as set forth on Schedule 5.24, all licensed software installed on the computers that are included within the Tangible Assets is transferable to Purchaser without consent, penalty, premium or payment. No Seller is infringing upon the intellectual property rights of any other person. Sellers own or have the right to use all customer lists, software, and other information to be transferred to Purchaser on the Closing Date pursuant to this Agreement. No Seller is making any unlawful use of any confidential information, copyrighted materials, know-how, or trade secrets of any third party, including, without limitation, any former employer of any present or past employee of a Seller. At no time has a Seller transferred, sold, or licensed any of its customer lists or customer information or other intangible Acquired Assets.

5.25 Warranties; Loyalty Programs.

5.25.1 No Seller has any warranty obligations to its customers other than those set forth in the express warranty of the applicable recreational vehicle Manufacturer. No Seller participates in any value-added, marketing or rewards programs or offer any post-sale programs or promises to its customers such as tires for life, free safety inspections, or the like, whether funded or unfunded. No Seller has any coupons or gift cards outstanding, except as set forth on Schedule 5.25 attached hereto and made a part hereof.

5.25.2 No Seller has released or modified any warranties of builders, contractors or other trade persons that have been given to a Seller.

5.26 Third Party Rights. No Seller is a party to any agreement related to the Acquired Assets, the Dealership Properties (or any part thereof), or a Seller’s capital stock which would, directly or indirectly, if consummated, transfer title to the Acquired Assets to any other person. There are no leases, service contracts, management agreements or other agreements or instruments in force or effect, oral or written, that grant to any third party any right, title, interest or benefit in or to all or any part of the Acquired Assets or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Dealership Properties.

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5.27 Work-In-Process; We-Owes.

5.27.1 All Work-In-Process, if any, (i) has been accepted by Sellers in the ordinary course of business and subject to Sellers’ normal and customary charges, and (ii) all work performed by Sellers has been performed in a good and workmanlike manner.

5.27.2 All We-Owes (i) have been documented and accounted for in each Seller’s general ledger and set forth in Schedule 1.3.3 and (ii) are on commercially reasonable terms, consistent with such Seller’s past practices.

5.28 Extensions of Credit. No Seller has received any letters or notices from any indirect lender with whom it does business or from the Department of Justice or the CFPB of any potential disparities between the finance rate spreads of presumed minority and presumed non-minority customers of a Seller.

5.29 Tools. Each Seller has at the Dealership Properties, and included in the Acquired Assets are, all or substantially all of the tools required by the Manufacturers for a new recreational vehicle dealer.

5.30 Recalls; Interior Components; Compliance with Service Bulletins. None of the vehicles included in the Acquired Assets are subject to an open recall or stop sale order. To Sellers’ knowledge, all interior components of all New Recreational Vehicles included within the Acquired Assets are in good working order. Sellers have complied with any and all service bulletins, safety bulletins or similar documents issued by any of the Manufacturers.

5.31 Accounting of Used Recreational Vehicle Inventory. All Used Recreational Vehicle Inventory is carried on the books at cost, as determined in accordance with GAAP.

5.32 Upcoming Events. Set forth on Schedule 5.32 attached hereto and made a part hereof is a list of all prior shows and events that Sellers have participated in during 2018, 2019 and 2020 as well as a list of all upcoming shows and events that Sellers have registered to participate in or has otherwise indicated to the producer that it will participate.

5.33 Full Disclosure. No representation or warranty contained in this Agreement, nor any certificate furnished or to be furnished by Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any representation or warranty contained herein, in light of the circumstances in which they are made, not misleading.

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6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

In order to induce Sellers to consummate the transactions referred to in this Agreement, and with the knowledge that Sellers are relying on the representations, warranties and covenants herein contained, Purchaser represents, warrants and covenant to Sellers as follows:

6.1 Organization. Purchaser is a limited liability company which is duly formed, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease its assets and properties and to conduct its business as now conducted.

6.2 Authorization. The execution and delivery of this Agreement and the documents to be delivered by Purchaser (the “Buyer Closing Documents”) and the performance by Purchaser of its obligations hereunder and thereunder will be duly authorized by any and all requisite corporate action and will be approved by its directors, and no further action or approval will be required in order that this Agreement and the Buyer Closing Documents shall be binding upon Purchaser and enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws and legal and equitable principles limiting or affecting the rights of creditors generally.

6.3 No Violation. The execution and carrying out of this Agreement and compliance with the provisions hereof by Purchaser will not violate, with or without the giving of notice and/or the passage of time, any provision of law, and will not conflict with, or result in any breach of any of the terms, conditions or provisions of, or constitute a default under any bylaw, operating agreement, indenture, mortgage, agreement or other instrument to which Purchaser is a party or by which it is bound.

6.4 Brokers. No broker, finder, agent or other person claiming to have acted in any such capacity for or under the authority of Purchaser is entitled to any fee or commission arising out of the transactions contemplated herein.

7. COVENANTS OF the Parties.

7.1 Employee Matters.

7.1.1 Those employees who receive and accept offers of employment, successfully clear Purchaser’s background check requirements, and commence employment with Purchaser shall be referred to herein as “Transferred Employees.” From and after the Closing Date, Transferred Employees shall be eligible to participate in the employee benefit plans, agreements, programs, policies and arrangements of Purchaser (the “Buyer Plans”) in accordance with their respective terms on the same basis as similarly-situated employees of Purchaser and its affiliates. Subject to applicable Laws and provided permitted by the Buyer Plans, Transferred Employees shall be given credit for all purposes, including for purposes of eligibility and vesting (and accrual of vacation) and other entitlement to benefits or rights, under each Buyer Plan in which such Transferred Employee is eligible to participate under the terms of the applicable Buyer Plan, for all service with Sellers or any of their affiliates.

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7.1.2 At the close of business the day before Closing, Sellers shall terminate all employees of Sellers involved in the operation of the Business. Sellers shall pay such terminated employees, on or before the Closing Date or on Sellers’ next regularly scheduled pay date, all wages and accrued and unused vacation time and sick leave time which has been earned and which is due to them as of the Closing Date. Sellers shall perform all their obligations arising under ERISA, COBRA and the Code relating to employee benefit plans, including but not limited to providing COBRA notices and continuation coverage to its employees who do not become Transferred Employees and existing COBRA beneficiaries, if any, who are entitled thereto. Purchaser shall not be responsible for providing COBRA notice or continuation coverage to any of the employees terminated by Sellers and not hired by Purchaser as Transferred Employees.

7.1.3 Sellers shall bear full responsibility for providing any notice to Sellers’ employees which may be required pursuant to the Federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or any similar applicable law for any employment loss which occurs before the Closing Date in connection with this Agreement and Sellers shall solely bear any Liability or obligation which may accrue to the employees, any unit of local government or otherwise under WARN or any similar applicable law as the result of improper or untimely notice, and Sellers, jointly and severally, and Principals, severally and not jointly, in accordance with their Pro Rata Share, shall indemnify and hold Purchaser harmless from and against any and all Losses (provided that Young and the Trusts shall be jointly and severally liable for the portion of such Losses attributable to the Trusts or Young) associated with or related to Sellers’ failure to comply with WARN with respect to the Employees.

7.1.4 Nothing herein express or implied by this Agreement shall confer upon any employee, or legal representative thereof (other than the parties to this Agreement), any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. Without limiting the generality of the foregoing sentence, all offers of employment to Transferred Employees shall be on an “at will” basis, and Purchaser shall retain all rights and decision making authority with respect to terminating the employment of any Transferred Employees following the Closing.

7.2 Condition of Recreational Vehicles. Sellers shall disclose (and certify) to Purchaser the full extent to which any recreational vehicle in the Acquired Assets has been damaged or repaired, regardless of whether such damage or other issue has been repaired. Sellers shall provide Purchaser with (i) an invoice showing, with respect to each Work-In-Process, the work performed and parts installed by Sellers, (ii) an itemization of the work to be performed and the parts to be installed by Purchaser, (iii) a copy of all required Manufacturer and other authorizations, if any, with respect to repairs made or to be made under warranty, and (iv) physical possession of each vehicle.

7.3 List of Work-In-Process, We-Owes, In-transits and Recreational Vehicle Contracts. Sellers shall provide Purchaser with a list of the Work-In-Process, We-Owes, In-transits and Recreational Vehicle Contracts on the Closing Date. All required supporting documentation, as provided for in this Agreement, also shall be provided to Purchaser on such date.

7.4 Customer Lists. Sellers shall deliver to Purchaser, on the Closing Date, the only copy of its new and used customer sales, rental, leasing, service, restoration, and body work lists and records and shall destroy any and all other copies (whether electronic or hard copies) of the foregoing.

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7.5 Removal of Records. Neither Seller nor Principals shall copy or remove any records to be transferred hereunder related to Sellers’ Business or any other Intangibles or Tangible Assets and shall return any such records/items previously removed. Sellers and Principals agree that such information is extremely important to Purchaser and promises to retain such information in strict confidence and will not disclose any such information to anyone nor shall Sellers or Principals ever use the information at any time in the future. From and after the Closing Date, Purchaser shall own exclusive rights to all of the customer records and information transferred to it pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, following the Closing, the confidentiality and non-disclosure provisions of this Section 7.5 shall never expire or terminate.

7.6 Removal of Excluded Assets. Sellers, at their sole cost and expense, shall remove on the Closing date or shall have removed prior to the Closing Date the Excluded Assets from the Dealership Properties.

7.7 Access to Books and Records. In order to facilitate the resolution of any claims made against or incurred by Sellers, Principals, or Purchaser, or for any other reasonable and lawful purpose not inconsistent with this Agreement, for a period of five years after the Closing Date, (i) Purchaser shall (a) retain the books and records transferred to it hereunder and delivered to it at Closing by Sellers related to the Business and relating to periods prior to the Closing; and (b) upon reasonable notice, afford Sellers and Principals reasonable access (including the right to make, at their expense, photocopies), during normal business hours, of all such books and records relating to the Business and (ii) Sellers and Principals shall (a) retain their books and records not transferred to Purchaser hereunder related to the Business; and (b) upon reasonable notice, afford Purchaser reasonable access (including the right to make, at their expense, photocopies), during normal business hours, of all such books and records.

7.8 Third Party Consents. To the extent that Sellers’ rights under any contract, permit, or certificate constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Purchaser without the consent of another individual or entity which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Acquired Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by Law and the Acquired Asset, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Acquired Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

7.9 Current Financial Statements; Audit.

7.9.1 Not later than August 31, 2021, Sellers and Principals shall provide, or cause to be provided, unaudited financial statements for Sellers for the year-to-date period ending on the Closing Date.

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7.9.2 Following the Closing, Sellers and Principals, to the extent requested by Purchaser in writing, shall reasonably cooperate with Purchaser to facilitate an audit of Sellers’ financial results and condition for the fiscal year 2020 (and 2019 if required by the SEC), and a review of Sellers’ financial results and condition through year to date 2021, and shall consent, and hereby consents, to the filing of the resulting audited financial statements with the Securities and Exchange Commission. Purchaser shall be solely responsible for the cost of any such audit.

7.10 R&W Insurance Policy. Prior to or in connection with the Closing, Purchaser shall have taken all action necessary to obtain and bind the R&W Insurance Policy and Sellers acknowledge and agree that all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, taxes related to such policy and other fees and expenses of such policy, shall be paid by Sellers out of Sellers’ closing proceeds in accordance with Section 2.4, provided that such costs and expenses do not exceed $XXXX. For the purposes of this Agreement, “R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy with a coverage amount of $XXXX and a retention in the amount of $XXXX (the “Retention”), Policy Number #####, effected through Lloyd’s, London (the “R&W Insurer”) issued to Purchaser on the date hereof. Except as set forth in Section 10.3.1, Purchaser shall be solely responsibility for the retention under the R&W Insurance Policy.

7.10.1 The R&W Insurance Policy shall provide that the insurer of such policy shall waive its rights to bring any claim against Sellers by way of subrogation, claim for contribution or otherwise (other than in the case of fraud).

7.10.2 Purchaser shall not amend or waive any provision of the R&W Insurance Policy in any manner adverse to Sellers without Sellers’ prior written consent. Purchaser shall not cause the termination of the R&W Insurance Policy without Sellers’ prior written consent.

7.11 Facility Repairs. Sellers and Purchaser each hereby acknowledge and agree that Purchaser received certain property condition assessment reports that noted certain items of disrepair with respect to the Milwaukie Property. Those items consist of replacement of the shop floor slab with underground piping repairs, replacement of some HVAC units, and asphalt repairs in paved areas throughout the site. Each of these items will come at an unexpected expense, and in order to induce Buyer to consummate the Contemplated Transactions, the parties agreed that this unexpected expense will be addressed by deducting such expense from the Purchase Price. As of the date hereof, Sellers and Purchaser agree that the aggregate estimated expense for repairing the items equals $XXXX (the “Repair Estimate”). The parties agree that Purchaser shall complete such repairs within twenty-four (24) months after the Closing Date. To the extent the ultimate cost of such repairs exceeds the Repair Estimate, Sellers shall be responsible for such excess up to a maximum of $XXXX.

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7.12 Known Sales Tax Liability. Sellers and Purchaser each hereby acknowledge and agree that Purchaser obtained a Tax Due Diligence report (the “Tax Report”) prepared by RSM that noted a potential tax Liability of the Sellers (“Warranty Tax Liability”) related to the collection of Washington sales tax on the Sellers sales of service warranty contracts. The Tax Report estimated the Warranty Tax Liability to be approximately $XXXX (the “Tax Holdback Amount”). At the Closing, the Tax Holdback Amount shall be deducted from the Purchase Price otherwise payable to Sellers pursuant to Section 2.4.1 and shall be held by Purchaser until the earlier of (i) the Sellers delivery to Purchaser of evidence satisfactory to Purchaser from the applicable Governmental Authority that such Warranty Tax Liability has been satisfied in full and (ii) the Purchaser, as directed by the Sellers, distributes the Tax Holdback Amount directly to the applicable Governmental Authority on behalf of Sellers, plus any other amounts in excess of the Tax Holdback Amount necessary to satisfy such Warranty Tax Liability (which such excess amounts shall be responsibility of Sellers) in full satisfaction of the Warranty Tax Liability. To the extent the Tax Holdback Amount is greater than the final Warranty Tax Liability, and upon Purchaser’s receipt of satisfactory evidence that the Warranty Tax Liability has been satisfied in full, the Purchaser shall distribute such excess amount to Sellers by wire transfer of funds to an account of Sellers designated by Sellers. Notwithstanding anything to the contrary contained in this Section 7.12, the entire Warranty Tax Liability is the sole and exclusive responsibility of the Sellers.

8. CONSUMMATION OF CLOSING.

8.1 Transactions of Sellers and Principals. At Closing, Sellers and Principals (as applicable) shall do and/or deliver the following:

8.1.1 Sellers shall execute and deliver all bills of sale, assignments and assumptions, intellectual property and domain name assignments, titles, and other appropriate instruments of transfer in form and substance reasonably satisfactory to Purchaser, and as shall be sufficient to: (i) convey and transfer to Purchaser the Acquired Assets and all right, title and interest of Sellers therein and thereto free and clear from all Liens and Encumbrances; and (ii) effect the assignment to and assumption by Purchaser of Sellers’ rights and obligations arising out of the Acquired Assets, including Assigned Contracts, Recreational Vehicle Contracts, In-Transits, and We-Owes.

8.1.2 Sellers shall deliver to Purchaser at the Dealership Properties a manufacturer invoice, manufacturers certificate or statement of origin (or title, if applicable), navigation discs, all recreational vehicle equipment and accessories listed in the Manufacturer invoices, and all sets of keys and all manuals and guides provided to Sellers by the applicable Manufacturer for each recreational vehicle in the Acquired Assets. It is understood that certain manufacturers certificates or statements of origin may not yet have been received with respect to vehicles-in-transit or recently received vehicles, and in such cases Sellers will promptly assign over to Purchaser those upon receipt thereof. Further, Sellers shall deliver to Purchaser a Limited Power of Attorney, duly executed by each Seller, granting Purchaser, and its members, managers, officers, and/or agents, full power and authority to execute and assign any bills of sale, manufacturers certificate or statement of origin, motor vehicle titles and/or any associated documentation required for the transfer of title to all Purchased Recreational Vehicle Inventory to Purchaser hereunder.

8.1.3 A certified copy (certified as of the Closing Date) of the resolutions adopted by the shareholder(s) and director(s) of each Seller approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

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8.1.4 Current state and local occupancy permits for each of the improvements located on the Dealership Properties.

8.1.5 The damage disclosure certificate referred to in Section 7.2.

8.1.6 Sellers shall (i) terminate any and all of its agreements with the Manufacturers, and (ii) execute and deliver any and all forms required by any Manufacturer in connection with Sellers’ termination or the approval of Purchaser.

8.1.7 The original of a letter prepared by Purchaser (but reasonably acceptable to Sellers) addressed to the customers of Sellers, advising them of the sale and encouraging them to contact Purchaser for all their recreational vehicle sales and service needs, the mailing or other delivery of which shall be the sole responsibility of Purchaser.

8.1.8 Sellers shall execute and deliver any and all necessary amendments, cancellations and/or terminations (as reasonably determined by Purchaser) to amend, cancel and/or terminate, as applicable, any and all fictitious name registrations held or owned by it for the name “B. Young RV” and “B. Young RV & Marine.”

8.1.9 All required third party consents listed on Schedule 8.1.9.

8.1.10 Any and all payoff letters evidencing the payoff of all Indebtedness of Sellers and the release of any Liens or Encumbrances (other than Assumed Liabilities) against any of the Acquired Assets or any fixtures or improvements located at, on or under the Dealership Properties.

8.1.11 Each Seller and Principal shall execute and deliver to Purchaser the Non-Compete, Non-Solicitation and Non-Disclosure Agreement (the “Non-Compete Agreement”) in the form attached hereto as Exhibit “D”.

8.1.12 Lease agreements between Sellers or their respective affiliates and Purchaser or its affiliates with respect to the Dealership Properties (collectively, the “Leases”).

8.1.13 BYRV Washington shall deliver to Purchaser a Tax Status letter obtained from the Washington State Department of Revenue dated no later than fifteen (15) days prior to the Closing Date evidencing that BYRV Washington has filed and paid all excise tax returns through the date of the Tax Status Letter.

8.1.14 Such other instruments, documents or certificates required by this Agreement or as Purchaser or its counsel shall reasonably request.

8.2 Transactions of Purchaser. At the Closing, Purchaser, contemporaneously with the performance by Sellers, shall do and/or deliver the following:

8.2.1 Purchaser shall pay Sellers the Purchase Price in accordance with the provisions of this Agreement.

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8.2.2 A certified copy of the resolutions adopted by Purchaser approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

8.2.3 Purchaser shall execute and deliver all bills of sale, assignments and assumptions, intellectual property and domain name assignments, titles, and other appropriate instruments of transfer in form and substance reasonably satisfactory to Sellers, and as shall be sufficient to: (i) convey and transfer to Purchaser the Acquired Assets and all right, title and interest of Sellers therein and thereto free and clear from all Liens and Encumbrances; and (ii) effect the assignment to and assumption by Purchaser of Sellers’ rights and obligations arising out of the Acquired Assets, including the Assigned Contracts, Recreational Vehicle Contracts, In-Transits, and We-Owes.

8.2.4 The bound R&W Insurance Policy, which shall be in full force and effect as of the Closing Date.

8.2.5 Purchaser shall execute and deliver each Non-Compete Agreement.

8.2.6 Such other instruments, documents or certificates required by this Agreement or as Sellers or their counsel shall reasonably request.

8.3 Cooperation. At any time and from time to time after the Closing Date, upon the reasonable request by Purchaser, Sellers shall do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, bills of sale, assignments, titles, transfers, conveyances and assurances as may be reasonably required for the assigning, transferring, granting, conveying, assuring and confirming to Purchaser (or its successors and assigns). For a period of ninety (90) days following the Closing, Purchaser and Sellers shall cooperate with each other in fully providing for correct applications of debits and credits from each of the Manufacturers. To the extent either Purchaser or Sellers receive a credit from a Manufacturer due to the other party pursuant to the terms of this Agreement, it shall pay the sum within five (5) days of receipt.

9. EXPENSES.

9.1 Expenses. Each party shall pay its own expenses incident to preparing for, entering into, and carrying into effect this Agreement and the transactions contemplated hereby.

10. INDEMNIFICATION.

10.1 Scope of Indemnification.

10.1.1 Indemnification by Sellers and Principals. From and after the Closing Date, Sellers, severally and not jointly, and Principals, severally and not jointly in accordance with each Principal’s Pro Rata Share, agree to hold harmless, reimburse, defend and indemnify Purchaser, its members, managers, affiliates, officers, employees, agents and representatives and its successors and assigns (collectively, the “Purchaser’s Indemnitees”), from and against any claim, action, loss, Liability, damage, penalty, fine, interest or cost and expense of whatever kind, including, without limitation, reasonable expert and attorneys’ costs and fees, and the costs of defense, enforcement or collection (hereinafter collectively referred to as “Losses”), resulting from or arising out of:

(a)	Any breach or inaccuracy of any representation or warranty, on the part of Sellers or Principals contained in this Agreement, in a schedule or in any certificate or other signed document delivered pursuant hereto;

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(b)	Any nonperformance or breach of any agreement, covenant, promise or obligation, to be performed by Sellers or Principals contained in this Agreement;

(c)	The Retained Liabilities;

(d)	The Excluded Assets;

(e)	Any actual or threatened litigation claims against Sellers that are pending prior to the Closing Date;

(f)	All Pre-Closing Taxes;

(g)	Any debt, debt-like items or transaction expenses to the extent not taken into account in calculating the Purchase Price or the Final Net Working Capital,

(h)	Any fraud or intentional misrepresentation; or

(i)	Any failure to include commissions and non-discretionary bonuses in the regular rate calculation for overtime purposes for Sellers’ non-exempt employees.

Notwithstanding the foregoing, Young and the Trusts shall be jointly and severally liable for the portion of such Losses attributable to the Trusts or Young incurred hereunder.

10.1.2 Indemnification by Purchaser. From and after the Closing Date, Purchaser agrees to hold harmless, reimburse, defend and indemnify Sellers and their respective shareholders, managers, officers, employees, agents and representatives, from and against any Losses resulting from or arising out of:

(a)	Any breach or inaccuracy of any representation or warranty, on the part of Purchaser contained in this Agreement or in any certificate or other signed document delivered pursuant hereto;

(b)	Any nonperformance or breach of any agreement, covenant, promise or obligation, to be performed by Purchaser contained in this Agreement; or

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(c)	any Assumed Liability.

10.1.3 Materiality. For purposes of this Article 10, any inaccuracy in or breach of any representation or warranty and the Losses suffered therefrom shall be determined without regard to any materiality, material adverse change or other similar qualification contained in or otherwise applicable to such representation or warranty.

10.2 Survival. Except as otherwise provided in this Agreement, all representations and warranties contained in this Agreement are made by the applicable person or entity making the representation and warranty as of the Agreement Date and as of the Closing and shall survive Closing but shall expire and terminate fifteen (15) months after the Closing Date, except as follows: (i) representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authorization), 5.4 (Taxes), 5.5 (Title to Acquired Assets), 5.11 (Brokers), and 5.19 (Violation of Laws) (such sections the “Fundamental Reps”), shall expire or terminate on the later of (a) the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) and (b) the maximum period set forth in the R&W Insurance Policy for such representations; and (ii) representations and warranties set forth in Section 5.10 (Environmental Matters) shall expire and terminate three (3) years after the Closing Date. Except as otherwise provided in this Agreement, all other indemnification obligations of the parties hereto shall survive closing and expire and terminate on the later of (a) the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) and (b) the five (5) year anniversary of the Closing Date. Notwithstanding the foregoing, there will be no survival period other than the statute of limitations (giving effect to any waiver, mitigation or extension thereof) with respect to claims related to fraud or intentional misrepresentation against the party who committed the fraud or intentional misrepresentation (or had actual knowledge thereof).

10.3 Certain Limitations. The party making a claim under this Article 10 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 10.1.1 and Section 10.1.2 shall be subject to the following:

10.3.1 Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that (i) the sole recourse of Purchaser for any indemnification claim under Section 10.1.1(a) (except with respect to claims related to breaches of Fundamental Reps) shall be to make claims under the R&W Insurance Policy and thereafter Purchaser shall have no recourse against Sellers or Principals and (ii) with respect to any indemnification claim under Section 10.1.1(a) with respect to breaches of Fundamental Reps, to the extent that such claim is covered by the R&W Insurance Policy, Purchaser shall proceed first by using commercially reasonable efforts to recover the claim under the R&W Insurance Policy, and then shall be entitled to pursue recovery against Sellers and/or Principals directly. With respect to any recovery for any other indemnification claims by Purchaser under this Agreement, including claims under Sections 10.1.1(b) – (i), Purchaser shall, to the extent there is a reasonable good faith belief the claim is covered by the R&W Insurance Policy, proceed first by using commercially reasonable efforts to recover the claim under the R&W Insurance Policy (provided that, in the event the claim is denied coverage under the R&W Insurance Policy or the R&W Insurer does not timely pay the claim, Purchaser shall have no obligation to commence or pursue any action, suit or proceeding against the R&W Insurer or any other person or entity), and if the claim is not covered shall be entitled to pursue recovery against Sellers and/or Principals directly. Any recovery for any other indemnification claims for which there is no coverage under the R&W Insurance Policy, shall be paid directly from Sellers and/or Principals, subject to the first sentence of Section 10.1.1. With respect to any recovery for any other indemnification claims by Purchaser under this Agreement, including claims under Sections 10.1.1(b) – (i), that are covered by the R&W Policy, to the extent all or a portion of the Retention remains outstanding, the Sellers and the Principals shall, severally and not jointly, be responsible for and shall promptly deliver to the Purchaser the amounts (not to exceed the amount of such claims) necessary to satisfy the Retention with respect to such claim (provided that Young and the Trusts shall be jointly and severally liable for the portion of the Retention attributable to the Trusts or Young).

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10.3.2 If, due to timing or otherwise, any indemnification claims are paid by the R&W Insurance Policy with respect to a breach of a Fundamental Representation or Losses arising under Sections 10.1.1(b) – (i) (the “Special Claims”) before payment is received by Purchaser from the insurer under the R&W Insurance Policy with respect to a claim made in respect of Losses arising from the breach of any representation or warranty (a “Capped Claim”), and, as a result, the limit or amounts capable of being paid to Purchaser under the R&W Insurance Policy with respect to such Capped Claim have been eroded (the aggregate amount of such erosion of the R&W Insurance Policy as the result of the Special Claims, the “Eroded Amount”), then notwithstanding any limitations set forth in this Article VII, in connection with the satisfaction of the Capped Claims, the Sellers and Principals will indemnify, defend and hold harmless Purchaser for the amount of any Losses suffered by the Purchaser Indemnitees with respect to such Capped Claims up to and not to exceed the Eroded Amount.

10.4 Indemnification Procedures.

10.4.1 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any person or entity who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (and in no event later than 30 days). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail. Subject to this Section 10.4.1, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel provided it diligently defends such action and accepts and acknowledges in writing to the Indemnified Party full Liability therefore. Notwithstanding the foregoing, if the Indemnifying Party is a Seller and/or a Principal, such Indemnifying Party shall not have the right to defend or direct the defense of any Third Party Claim, unless otherwise agreed to in writing by the Indemnified Party, (i) that is asserted directly by or on behalf of a Manufacturer, (ii) that seeks an injunction or other equitable relief against the Indemnified Party; (iii) that involves a significant business relationship of the Purchaser or (iv) that is asserted directly by or on behalf of any governmental or regulatory authorities or bodies; provided, however, that if the Indemnified Party elects to defend or direct the defense of such a Third Party Claim, then the Indemnified Party shall provide information regarding the Third Party Claim to, cooperate with, and keep the Sellers informed in all reasonable respects in connection with the defense of such Third Party Claim and the Indemnified Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed).

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10.4.2 In the event that the Indemnifying Party assumes the defense of any Third Party Claim, such Third Party Claim shall be conclusively deemed a Liability of the Indemnifying Party and, subject to Section 10.4.3, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it. Subject to Section 10.4.1, if the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 10.4.3, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

10.4.3 Settlement of Third Party Claims. The Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 10.4.3. If a firm offer is made to settle a Third Party Claim solely involving monetary damages without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional and full release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, including agreeing to pay in full all amounts thereunder, the Indemnifying Party shall give written notice to that effect to the Indemnified Party and promptly provide the Indemnified Party with any documentation and information the Indemnified Party may reasonably request in order to evaluate such firm offer. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

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10.4.4 Direct Claims. Any claim by an Indemnified Party on account of Losses which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable (which amount or estimated amount shall not be conclusive of the final amount, if any, of the Indemnified Party’s Losses), of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall, at no cost to the Indemnified Party and without any disruption whatsoever to its business operations, allow the Indemnifying Party and its professional advisors to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.5 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.

11. MISCELLANEOUS PROVISIONS.

11.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be deemed duly given when delivered in person, or when mailed by certified (with the sender’s receipt postmarked by a postal employee) or registered mail (in either case, with a copy by ordinary first-class mail) or express mail, or when sent by Federal Express or similar overnight delivery service company, postage or express charges prepaid, in a securely wrapped envelope addressed to the intended recipient as follows:

11.1.1 If to Sellers or Principals:

BYRV, Inc.

16803 SE McLoughlin Blvd.

Portland, OR 97267

Attention: Bruce Young

BYRV Washington, Inc.

1986 Atlantic Avenue

Woodland, WA 98674

Bruce Young

6228 NW El Rey Drive

Camas, WA 98607

Mark Bretz

4800 Grant Creek Road

Missoula, MT 59808

With a copy to:

Farleigh Wada Witt

121 SW Morrison Street, Suite 600

Portland, OR 97204

Attention: Paul Migchelbrink

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11.1.2 If to Purchaser:

LDRV Holdings Corp.

6130 Lazy Days Blvd.

Seffner, Florida 33584

Nicholas J. Tomashot

With a copy to:

Hill Ward Henderson P.A.

101 East Kennedy Blvd, Suite 3700

Tampa, Florida 33602

Attention: David S. Felman and Ryan Angel

The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by notice hereunder.

11.2 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, personal representatives and permitted assigns, but shall not be assigned by any party without the written consent of the other parties hereto (which consent may be withheld in the sole discretion of such other parties). Notwithstanding the provisions of the first sentence of this Section 11.2 to the contrary, Purchaser shall be permitted, without the consent of any of the other parties hereto, to (i) assign this Agreement, in whole or in part, to one or more affiliated corporations or other entities or (ii) to any lender under Purchaser’s or its affiliates’ financing arrangements.

11.3 Entire Agreement. This Agreement along with the schedules and exhibits attached hereto and to be attached hereto at Closing sets forth all of the promises, covenants, agreements, conditions and understandings between and among Sellers, Principals and Purchaser with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect hereto, except as contained herein. Moreover, no waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement.

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11.4 Amendments. This Agreement may not be amended, modified, superseded, canceled, renewed or extended except by a written instrument or document signed by all parties hereto.

11.5 Schedules and Exhibits. Concurrently with the execution of this Agreement, the parties have attached to this Agreement certain schedules and exhibits referred to herein, which schedules and exhibits are hereby made a part hereof by reference thereto. Certain schedules shall be attached hereto after the execution hereof and shall be true, accurate and complete as of the date of attachment.

11.6 Controlling Law; Venue; Dispute Resolution; Waiver of Jury Trial.

11.6.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflicts of laws principles).

11.6.2 Venue for any dispute arising under this Agreement or any other agreements executed in connection herewith shall be in the federal courts (or, if the federal courts do not have jurisdiction, the state courts) located in or for CLACKAMAS County, OREGON which courts shall have exclusive jurisdiction over the persons and subject matter of the same. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.6.3 In the event of any dispute, the parties shall first submit the dispute to mediation conducted in Clackamas County, Oregon to a mediator mutually agreeable to the parties. If the parties cannot agree on a mediator, each party shall select one mediator, and the mediators so selected by the parties shall jointly select a third mediator, who shall mediate the dispute. If a party is unsatisfied with the determination of the mediator, such party shall have the right to file suit pursuant to Section 11.6.2 above. Any costs of the mediation shall be shared equally by the parties; provided, however, if a party files suit over the dispute that was mediated and is not the prevailing party in any subsequent litigation regarding the dispute, such party shall be liable for reimbursing the prevailing party for any mediation costs incurred.

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11.6.4 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE AGREEMENTS EXECUTED IN CONNECTION HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.4.

11.7 Captions. The captions of the various sections, subsections and clauses are solely for the convenience of the parties hereto and shall not control or affect the meaning or construction of this Agreement.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original agreement but all of which together shall constitute one and the same instrument. Facsimile and PDF versions of signatures shall be acceptable as originals.

11.9 Allocation Schedule. Sellers and Purchaser agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Acquired Assets for all purposes (including tax and financial accounting) as shown on the allocation schedule included in Schedule 11.9 of the Disclosure Schedules (the “Allocation Schedule”). All tax filings shall be made in accordance with and consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.

11.10 Right to Set-Off. Purchaser shall be entitled at its election to offset all amounts payable by Purchaser to Sellers and/or the Principals, and any of their affiliates (collectively, the “Set-Off Party”), including without limitation, payments owed under the Lease, against all amounts owed to any Purchaser Indemnitee pursuant to this Agreement, provided, however, that (i) Purchaser shall first give written notice of intent to set-off describing the specific breach applicable to Sellers or Principals giving rise to such indemnification obligation (“Set-Off Notice”) to Sellers and Sellers shall have 20 days to respond to such notice, (ii) if Sellers do not dispute the set-off contemplated by such Set-Off Notice, then Purchaser may set-off the amounts set forth in such Set-Off Notice from any amounts payable by Purchaser to a Set-Off Party, including, without limitation, under the Lease, and (iii) if Sellers dispute the Set-off Notice the amounts so disputed by Sellers (the “Disputed Amounts”) shall be placed into an escrow account and held until a final resolution or determination is made pursuant to the provisions of Section 11.6 above. Such escrow account shall be mutually established by the parties hereto at a financial institution agreed to by the parties. The escrow shall be maintained pursuant to an escrow agreement to be agreed to by the parties, and unless and until agreed, shall be substantially in the form of the standard form of escrow agreement provided by the financial institution. The costs of such escrow shall be borne equally by the parties and, unless otherwise determined in accordance with the dispute resolution process in Section 11.6, interest on the escrowed amounts shall be allocated to the prevailing party in the dispute.

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11.11 Ambiguity. The parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12 Disclosures. Nothing in the disclosure schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

11.13 Attorneys’ Fees. In the event of any action at law or suit in equity arising out of or in connection with this Agreement, the prevailing party or parties, in addition to all other sums which the other party or parties may be called upon to pay, shall be entitled to recover such additional sum for the prevailing party’s or prevailing parties’ reasonable attorneys’ fees and costs incurred therein.

11.14 Termination of Prior Agreements. Effective as of the date hereof, without any further action by either party hereto or thereto, any and all written or oral confidentiality agreements or other agreements, by and between/among Sellers and Purchaser or any entity operating under the name “LazyDays” shall be terminated in their entirety and of no further force or effect.

11.15 Public Announcements. Purchaser shall have the right to issue any press release or make any public statement, including, but not limited to, those required by the U.S. Securities and Exchange Commission, with respect to the consummation of the transactions contemplated hereby; provided, however, Purchaser shall consult with Sellers and permit Sellers to review any press release prior to its issuance. Notwithstanding the foregoing or anything to the contrary in this Agreement, after Closing, Purchaser shall not be required to obtain Sellers’ consent to any press release unless the press release states more about Sellers than just its name and the name of the dealerships or collision centers located on the Dealership Properties. In the event consent of Sellers is required, any such consent from Sellers shall not be unreasonably withheld, conditioned or delayed. Except as required by applicable Laws, no Seller nor Principal shall issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

11.16 Interpretation. For purposes of this Agreement, the words “to the knowledge of Sellers”, “to Sellers’’’ knowledge” or any other similar knowledge qualification means the actual knowledge of each Principal, and that knowledge that such Principal would reasonably be expected to discover after reasonable inquiry into such fact or matter, including consultation with the general manager, chief operating officer, controller, sales manager, parts manager, service manager and other key employees of the Business.

[REMAINDER OF THE PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Agreement to be signed in their respective corporate or other names by authorized officers or signatories and their hands and seals to be hereunto affixed, all as of the date first above written.

SELLERS:

BYRV, INC.

By:
Bruce A. Young, President

BYRV WASHINGTON, INC.

By:
Bruce A. Young, President

PRINCIPALS:

Bruce A. Young

Mark Bretz

XXXX REVOCABLE TRUST

By:
Bruce A. Young, Trustee

XXXX GIFT TRUST

By:
Bruce A. Young, Trustee

(Signature Page to Asset Purchase Agreement)

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PURCHASER:
LAZYDAYS RV OF OREGON, LLC

By
Name:
Title:

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EXHIBIT A

DEALERSHIP PROPERTIES

Street Address: 16803 SE McLoughlin, Portland, OR 97267

Legal Description:

Street Address: 1986 Atlantic Ave, Woodland, WA 98674

Legal Description:

Parcel A (PN 50615):

BEING IN A PORTION OF THE SQUIRE AND MILLIE BOZARTH D.L.C. IN THE EAST ONE HALF OF SECTION 13 TOWNSHIP 5 NORTH, RANGE 1 WEST, OF THE WILLAMETTE MERIDIAN AND THE WEST ONE HALF OF SECTION 18, TOWNSHIP 5 NORTH, RANGE 1 EAST, OF THE WILLAMETTE MERIDIAN, CITY OF WOODLAND, COWLITZ COUNTY, WASHINGTON MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF LOT 9 BLOCK 2 “NORTHFIELD” RECORDED IN VOLUME 8, PAGE 79, RECORDS OF COWLITZ COUNTY;

THENCE ALONG THE SOUTH LINE OF SAID ‘‘NORTHFIELD” SOUTH 88°50’39” EAST, FOR A DISTANCE OF 411.12 FEET;

THENCE LEAVING SAID SOUTH LINE SOUTH 01°07’50” WEST, FOR A DISTANCE OF 517.87 FEET;

THENCE NORTH 88°58’05” WEST FOR A DISTANCE OF 205.00 FEET;

THENCE SOUTH 01°07’51” WEST FOR A DISTANCE OF 314.57 FEET;

THENCE ALONG A 130.00 FOOT RADIUS CURVE TO THE LEFT, THROUGH A CENTRAL ANGLE OF 32°31’45” FOR AN ARC DISTANCE OF 73.81 FEET, A CHORD OF WHICH BEARS SOUTH 47°16’40” WEST 72.82 FEET;

THENCE SOUTH 31°00’47” WEST FOR A DISTANCE OF 18.45 FEET;

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THENCE ALONG A 70.00 FOOT RADIUS CURVE TO THE RIGHT, THROUGH A CENTRAL ANGLE OF 59°52’32” FOR AN ARC DISTANCE OF 73.15 FEET, A CHORD OF WHICH BEARS SOUTH 60°57’03” WEST 69.87 FEET;

THENCE NORTH 89°06’41” WEST FOR A DISTANCE OF 389.63 FEET TO THE EAST RIGHT OF WAY OF INTERSTATE 5 FRONTAGE ROAD (ATLANTIC AVENUE);

THENCE ALONG SAID RIGHT OF WAY NORTH 21°10’10” WEST FOR A DISTANCE OF 651.13 FEET;

THENCE NORTH 18°13’39” WEST FOR A DISTANCE OF 246.96 FEET;

THENCE LEAVING SAID RIGHT OF WAY SOUTH 88°50’46” EAST FOR A DISTANCE OF 251.03 FEET TO THE SOUTHWEST CORNER OF LOT 9 “MEADOW PARK” RECORDED IN VOLUME 14, PAGE 73, RECORDS OF COWLITZ COUNTY;

THENCE ALONG THE SOUTH LINE OF SAID ‘‘MEADOW PARK” SOUTH 88°26’10” EAST, FOR A DISTANCE OF 381.43 FEET;

THENCE NORTH 02°17’21” EAST FOR A DISTANCE OF 103.77 FEET TO THE POINT OF BEGINNING

CONTAINING 15.83 ACRES MORE OR LESS

SUBJECT TO AND TOGETHER WITH PUBLIC ROADS, EASEMENTS AND RESTRICTIONS OF RECORD.

Parcel B (50613-500):

BEING IN A PORTION OF THE SQUIRE AND MILLIE BOZARTH D.L.C. IN THE EAST ONE HALF OF SECTION 13 TOWNSHIP 5 NORTH, RANGE 1 WEST, OF THE WILLAMETTE MERIDIAN AND THE WEST ONE HALF OF SECTION 18, TOWNSHIP 5 NORTH, RANGE 1 EAST, OF THE WILLAMETTE MERIDIAN, CITY OF WOODLAND, COWLITZ COUNTY, WASHINGTON MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF LOT 9 BLOCK 2 “NORTHFIELD” RECORDED IN VOLUME 8, PAGE 79, RECORDS OF COWLITZ COUNTY;

THENCE ALONG THE SOUTH LINE OF SAID “NORTHFIELD” SOUTH 88°50’39”EAST, FOR A DISTANCE OF 411.12 FEET;

THENCE LEAVING SAID SOUTH LINE SOUTH 01°07’50” WEST, FOR A DISTANCE OF 517.87 FEET TO THE POINT OF BEGINNING;

THENCE NORTH 88°58’05” WEST FOR A DISTANCE OF 205.00 FEET;

THENCE SOUTH 01°07’51” WEST FOR A DISTANCE OF 199.76 FEET TO THE NORTHWEST CORNER OF CHERRY BLOSSOM ADDITION” RECORDED IN VOLUME 8, PAGE 77 RECORDS OF COWLITZ COUNTY;

THENCE ALONG THE NORTH LINE OF SAID CHERRY BLOSSOM ADDITION” SOUTH 88°57’39”·EAST FOR A DISTANCE OF 209.55 FEET;

THENCE LEAVING SAID NORTH LINE NORTH 01°12’21” EAST FOR A DISTANCE OF 199.79 FEET;

THENCE NORTH 88°58’05” WEST FOR A DISTANCE OF 4.23 FEET TO THE POINT OF BEGINNING;

CONTAINING 0.96 ACRES MORE OR LESS

SUBJECT TO AND TOGETHER WITH PUBLIC ROADS, EASEMENTS AND RESTRICTIONS OF RECORD

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EXHIBIT B

SAMPLE CALCULATION

[REDACTED]

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EXHIBIT C

PRO RATA SHARE

BYRV, Inc.:

Shareholder	Pro Rata Share
Bruce A. Young, as Trustee of the XXXX Revocable Trust Bruce A. Young, as Trustee of the XXXX Gift Trust	46.8% 33.3%
Mark Bretz	19.9%

BYRV Washington, Inc.:

Shareholder	Pro Rata Share
Bruce A. Young, as Trustee of the XXXX Revocable Trust	80.1%
Mark Bretz	19.9%

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EXHIBIT D

NON-COMPETE AGREEMENT

restrictive covenants addendum

WHEREAS, Bruce A. Young (“Young”), Mark Bretz (“Bretz”) and the XXXX Revocable Trust (“Revocable Trust,” and together with Young and Bretz, the “Principals”) are the direct and indirect owners of BYRV, Inc., an Oregon corporation (“BYRV”) and BYRV Washington, Inc., a Washington corporation (“BYRV Washington,” and together with BYRV, the “Asset Sellers”). Each Asset Seller operates a new and used recreational vehicle dealership sales business (collectively, the “Business”) being more particularly described in the Asset Purchase Agreement dated August 3, 2021 (the “Purchase Agreement”), among the Principals, Asset Sellers, and Lazydays RV of Oregon, LLC (“Asset Purchaser”); and

WHEREAS, if the Principals or Asset Sellers (collectively, the “Sellers” and each Principal and Asset Seller, a “Seller”) engaged in certain competitive activities after the purchase of the Business by Asset Purchaser, Asset Purchaser would be deprived of the full benefit of the value, reputation and goodwill associated with the Business, as the Business may exist on and after the date hereof;

NOW, THEREFORE, as a material condition of and in order to induce Asset Purchaser to enter into the Purchase Agreement and purchase the Business (including the payment of the purchase price for such purchase by Asset Purchaser to Asset Seller, and indirectly to the Principals), and for other good and valuable consideration, receipt and sufficiency of which is acknowledged, Sellers hereby covenant and agree as follows:

1. Restricted Period: In the following provisions, the phrase “Restricted Period” is agreed and understood to mean five years following Asset Purchaser’s purchase of the Business.

2. Non-Solicitation of Customers: During the Restricted Period, no Seller will, directly or indirectly solicit or attempt to solicit any Customers known by Sellers to be located within 200 miles (measured by driving distance) of the current locations of the Business (“Restricted Territory”) for the purpose of the retail sale of new or used recreational vehicles or recreational vehicle accessories (the “Restricted Business”). Sellers agree and understand that “Customers” includes any business or person which transacted any business related to recreational vehicle products or services with the Business at any time in the last five years prior to the purchase of the Business by Asset Purchaser. This Section 2 shall not apply to the operation of an Internet website, general Internet advertising, or TV or radio advertising by a Seller located outside the Restricted Territory that does not target any specific Customer in the Restricted Territory.

3. Non-Competition: During the Restricted Period, no Seller will, directly or indirectly, own any interest in, manage, be employed by, or operate a Restricted Business within the Restricted Territory. This promise will apply within the Restricted Territory. Notwithstanding the foregoing, ownership by a Seller of not more than two percent (2%) in the aggregate of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 3.

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4. Non-Recruitment: During the Restricted Period, no Seller will directly or indirectly, recruit or attempt to recruit any employee of Asset Purchaser or former employee of the Business who was an employee of the Business within one year prior to the date of recruitment or attempted recruitment (a “Covered Employee”); provided that this Section 4 shall not restrict any Seller from placing general advertisements or general solicitations not targeted at a Covered Employee. During the Restricted Period, the Asset Sellers and Bretz’s two (2) Appleway RV dealerships shall be prohibited under this Section 4 from recruiting or hiring any Covered Employee. Any other RV dealership owned in whole or in part by Bretz shall not be restricted from hiring a Covered Employee who responds to a general advertisement or general solicitation.

5. Confidential Information: During the Restricted Period, No Seller shall use or disclose any Confidential Information relating to the Business to any other person or entity. Confidential Information shall mean any financial information, financial data, financial plans, customer lists, information concerning customers, supplier or vendor lists, information concerning suppliers and vendors, or product plans or strategies of the Business which are valuable to the Business or their respective customers and not generally known to competitors of the Business or their respective customers. Confidential Information shall not include and the provisions of this Section 5 shall not apply to (i) information that a Seller can demonstrate with reasonable evidence is generally known to the public other than as a result of the breach of this Section 5 by a Seller or (ii) information that is required to be disclosed pursuant to applicable laws. If a Seller becomes compelled by any applicable law to disclose any Confidential Information, such Seller shall provide Asset Purchaser with prompt written notice of such requirement so that Asset Purchaser may seek a protective order or other remedy in respect of such compelled disclosure.

6. Injunctive Relief: Each Seller agrees that any breach of the covenants in this Addendum may result in irreparable harm to Asset Purchaser and its business, and that Asset Purchaser shall be entitled to seek an injunction, both preliminary and final, enforcing said covenants in the event of any breach, or threatened breach by a Seller, in addition to any other damages or remedies available to Asset Purchaser at law or in equity.

7. Sellers Acknowledgment. Sellers acknowledge that each (a) will receive substantial direct and indirect economic and other benefits in connection with, and as a result of, the consummation of the transactions contemplated by the Purchase Agreement, including, without limitation, the payment of certain consideration from purchase price proceeds, (b) understands, acknowledges, and recognizes Asset Purchaser’s interests in protecting, among other things, the Business (including competitive relationships with employees, consultants, contractors, customers, suppliers and others, and the goodwill associated with the ongoing operation of the Business) and (c) has considered the effects of this agreement, considers them reasonable and is willing to enter into and be bound by this agreement as it applies to each of them.

8. Construction. It is the intent of the parties that this Addendum shall be considered severable in part and in whole, and that if any covenant or term shall be determined to be unenforceable in any part, that portion of the Addendum shall be severed or modified by the Court so as to permit enforcement of the remaining terms of the Addendum to the extent reasonable. Each Seller agrees that the promises set forth herein shall be considered to be independent of any other obligations between the parties, and the existence of any other claim or defense shall not affect the enforceability of this Addendum or the available remedies.

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9. Choice of Law: The parties agree and understand that Delaware law will govern any disputes relating to this Addendum and that any legal action or proceeding arising out of or in connection with this Addendum may be brought in any state or federal court located in Clackamas County, Oregon (or in any court in which appeal from such courts may be taken).

10. Reasonableness: Each Seller acknowledges and agrees that all restrictions in this Addendum are necessary and fundamental to the protection of the interests of Asset Purchaser and are reasonable and valid.

11. Successors and Assigns: Neither this agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned or delegated by either party hereto, nor may either party cause any obligation or liability hereunder to be assumed by any person, without the consent of the other party or its applicable successors or assigns, which consent may be given or withheld in the sole discretion of such other party or any such successor or assign. Notwithstanding the foregoing, Asset Purchaser may assign its rights hereunder, without the consent of Sellers, to one or more affiliates or to any person that acquires the Business and substantially all of the assets of Asset Purchaser related thereto.

12. Legal Expenses: The prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses in any action arising from or relating to enforcement of any provision of this Addendum, including attorneys’ fees and costs incident to appeal.

[Signature page follows]

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WHEREFORE, having agreed to all the above terms, the undersigned have executed this agreement on the 3rd day of August, 2021.

Asset Sellers

BYRV, Inc.

By:
Bruce A. Young, President

BYRV Washington, Inc.
By:
Bruce A. Young, President

Principals

Bruce A. Young, individually and as Trustee for the XXXX Revocable Trust

Mark Bretz

Asset Purchaser

Lazydays RV of Oregon, LLC

By:
Name:	William P. Murnane
Title:	Chief Executive Officer

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